Exhibit 2.1

[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain term to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

[Exhibits and schedules to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.]

ARRANGEMENT AGREEMENT

BETWEEN:

FG HOLDINGS QUÉBEC INC.

– and –

STRONG GLOBAL ENTERTAINMENT, INC.

– and –

1483530 B.C. LTD.

TABLE OF CONTENTS

Article 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Certain Rules of Interpretation	10
1.3	Schedules	11

Article 2 THE ARRANGEMENT		12

2.1	The Arrangement	12
2.2	Interim Order	12
2.3	The SGE Circular	13
2.4	The SGE Meeting	14
2.5	Final Order	15
2.6	Court Proceedings and Materials	15
2.7	Closing	15
2.8	Payment of Consideration	16
2.9	Announcement and Shareholder Communications	16
2.10	Tax Matters	16
2.11	SGE Convertible Securities	16

Article 3 REPRESENTATIONS AND WARRANTIES OF SGE		17

3.1	Representations and Warranties	17
3.2	Survival of Representations and Warranties	21

Article 4 REPRESENTATIONS AND WARRANTIES OF FG Québec		22

4.1	Representations and Warranties of FG Québec	22
4.2	Survival of Representations and Warranties	25

Article 5 COVENANTS OF THE PARTIES		25

5.1	Covenants of SGE	25
5.2	Covenants of FG Québec	27
5.3	Mutual Covenants Regarding the Arrangement	27
5.4	Preparation of Filings	29
5.5	Access to Information	29
5.6	Insurance and Indemnification	29

Article 6 TERM, TERMINATION, AMENDMENT AND WAIVER		30

6.1	Term	30
6.2	Termination	30
6.3	Notice and Cure Provisions	31
6.4	Effect of Termination	32
6.5	Amendment	32
6.6	Waiver	32

Article 7 CONDITIONS		32

7.1	Mutual Conditions Precedent	32
7.2	Additional Conditions Precedent to the Obligations of FG Québec	33
7.3	Additional Conditions Precedent to the Obligations of SGE	34
7.4	Satisfaction of Conditions	34

Article 8 GENERAL PROVISIONS		35

8.1	Privacy	35
8.2	Public Notices	35
8.3	Notices to Parties	35
8.4	Governing Law	36
8.5	Further Assurances	36
8.6	Expenses	36
8.7	Injunctive Relief	36
8.8	Entire Agreement	37
8.9	Assignment and Enurement	37
8.10	No Liability	37
8.11	Severability	37
8.12	Waiver	37
8.13	No Third Party Beneficiaries	38
8.14	Rules of Construction	38
8.15	Counterparts; Execution	38

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of May 30, 2024.

BETWEEN:

FG HOLDINGS QUÉBEC INC., a corporation existing under the laws of the Province of Québec

(“FG Québec”)

- and -

STRONG GLOBAL ENTERTAINMENT, INC., a company existing under the laws of the Province of British Columbia

(“SGE”)

- and -

1483530 B.C. LTD., a company existing under the laws of the Province of British Columbia

(“Subco”)

WHEREAS:

A.	FG Québec currently owns, inter alia, 6,000,000 Class A Common voting shares in the authorized capital of SGE (“Common Shares”), representing approximately 76% of the issued and outstanding Common Shares.

B.	FG Québec wishes to acquire all of the issued and outstanding Common Shares not already owned by FG Québec pursuant to a plan of arrangement under the provisions of the BCBCA (as herein defined.

C.	The Special Committee (as herein defined) has unanimously determined that the Arrangement is fair to the SGE Shareholders (has herein defined) and is in the best interests of SGE and unanimously determined to recommend approval of the Arrangement to the Board (has herein defined) and that the Board recommend that the SGE Shareholders vote in favour of the Arrangement Resolution (has herein defined).

D.	The Board has determined, after receiving the recommendation of the Special Committee and after receiving financial advice and following the receipt and review of the Fairness Opinion (as herein defined), that the Consideration (as defined herein) to be received by SGE Shareholders pursuant to the Arrangement (as defined herein) is fair from a financial point of view and that the Arrangement is in the best interests of SGE, and the Board has resolved to recommend that the SGE Shareholders vote in favour of the Arrangement, all subject to the terms and the conditions contained in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, the following words, terms and expressions (and all grammatical variations thereof) shall have the following meanings:

(a)	“2023 Share Compensation Plan” means the share compensation plan adopted by SGE which contemplates, among other things, the issuance of the SGE RSUs and SGE Options.

(b)	“affiliate” has the meaning specified in the BCBCA;

(c)	“Agreement” “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this arrangement agreement, including all schedules and exhibits and all instruments supplementing, amending, modifying, restating or otherwise confirming this Agreement, in each case in accordance with the terms hereof, and all references to “Articles”, “Sections”, “Schedules” and “Exhibits” mean and refer to the specified article, section, schedule or exhibit of this Agreement;

(d)	“Arrangement” means the arrangement involving SGE, Subco and FG Québec under the provisions of Part 9, Division 5 of the BCBCA, on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or at the direction of the Court in the Final Order provided such amendment or variation is acceptable to both SGE and FG Québec, each acting reasonably;

(e)	“Arrangement Resolution” means the special resolution of the SGE Shareholders to be considered and, if thought fit, passed by the SGE Shareholders by the Required Vote at the SGE Meeting, to be in substantially the form and content of Schedule “B” hereto, with such changes as may be agreed to by SGE and FG Québec, each acting reasonably;

(f)	“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

(g)	“Board” means the board of directors of SGE;

(h)	“business day” means any day on which commercial banks are generally open for business in the City of Vancouver, British Columbia and the City of Montreal, Québec, other than a Saturday, a Sunday or a day observed as a statutory holiday in the City of Vancouver, British Columbia or the City of Montreal, Québec;

(i)	“CIBC” means the Canadian Imperial Bank of Canada;

(j)	“Class B Shares” means Class B common stock in the authorized share structure of SGE, which SGE is authorized to issue as presently constituted;

(k)	“Closing” has the meaning ascribed to it in Section 2.8;

(l)	“Closing Date” means the date on which Closing occurs;

(m)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(n)	“commercially reasonable efforts” or “reasonable commercial efforts” with respect to any Party means the use by such Party of its reasonable efforts consistent with reasonable commercial practice without payment or incurrence of any material liability or obligation;

(o)	“Common Shares” means the Class A Common Voting shares without par value in the authorized share structure of SGE, which SGE is authorized to issue as presently constituted;

(p)	“Consideration” means the consideration to be received by the SGE Shareholders pursuant to the Plan of Arrangement as consideration for their Common Shares consisting of 1.5 of a Fundamental Global Share for each one Common Share held;

(q)	“Continuation” means the filing of a continuation application referred to in section 302(1)(a) of the BCBCA by FG Québec to be continued into British Columbia under the BCBCA;

(r)	“Conversion” means the filing of a Notice of Alteration by FG Québec (after the Continuation) giving effect to the change of FG Québec to an unlimited liability company and the change of its name to FG Holdings Québec ULC pursuant to section 51.31 of the BCBCA;

(s)	“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) and any amendment thereto;

(t)	“Court” means the Supreme Court of British Columbia;

(u)	“Depositary” means any trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchange certificates representing Common Shares for the Share Arrangement in connection with the Arrangement;

(v)	“Dissent Rights” means the rights of dissent exercisable by the SGE Shareholders in respect of the Arrangement described in the Plan of Arrangement;

(w)	“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system;

(x)	“Effective Date” means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement;

(y)	“Effective Time” has the meaning specified in the Plan of Arrangement;

(z)	“Fairness Opinion” means the written opinion of the Financial Advisor, delivered to the Board to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be received by the SGE Shareholder under the Arrangement is fair, from a financial point of view, to the SGE Shareholders;

(aa)	“FG Québec” means, prior to the Continuation, FG Holdings Québec Inc., a corporation governed by the laws of the Province of Québec, after the Continuation and prior to the Conversion, FG Holdings Québec Inc., a company governed by the laws of the Province of British Columbia, and after the Conversion, FG Holdings Québec ULC, an unlimited liability company governed by the laws of the Province of British Columbia, as the context so requires;

(bb)	“FG Québec Credit Facility” means the certain amended and restated credit agreement dated January 13, 2024 (as may be amended from time to time), by and among FG Québec, as borrower, CIBC, as lender;

(cc)	“Final Order” means the final order of the Court under Section 291 of the BCBCA, in a form acceptable to SGE and FG Québec, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both SGE and FG Québec, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both SGE and FG Québec, each acting reasonably) on appeal;

(dd)	“Financial Advisor” means Intrinsic, LLC, financial advisor to the Board;

(ee)	“Fundamental Global” means Fundamental Global Inc., a Nevada corporation;

(ff)	“Fundamental Global 2021 Equity Incentive Plan” means Fundamental Global’s equity incentive plan dated December 15, 2021;

(gg)	“Fundamental Global Financial Statements” has the meaning specified in Section 4.1(e);

(hh)	“Fundamental Global Material Adverse Effect” means any change, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, effects, events, circumstances, facts or occurrences (a) is, or would reasonably be expected to be, material and adverse to the business, affairs, results of operations, assets, properties, capital, condition (financial or otherwise), rights, liabilities, or obligations (whether absolute, accrued, conditional or otherwise) of Fundamental Global and its subsidiaries, taken as a whole, or (b) materially impairs or delays, or could reasonably be expected to materially impair to delay, the consummation of the Arrangement or the ability of Fundamental Global to perform its obligations hereunder other than any change, effect, event, circumstance, fact or occurrence resulting from (i) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (ii) changes affecting the industries in which Fundamental Global operates, (iii) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, (iv) any change in applicable Law or U.S. GAAP, in each case first proposed after the date hereof, or (v) any decrease in the trading price or any decline in the trading volume of Fundamental Global Shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in clauses (i) to (iv) above) may be taken into account in determining whether a Fundamental Global Material Adverse Effect has occurred); unless such fact, circumstance, change, effect, matter, action, condition, event or occurrence referred to in clauses (i), (ii), (iii) or (iv) has a materially disproportionate and adverse effect on Fundamental Global and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which Fundamental Global and its subsidiaries, taken as a whole, operate;

(ii)	“Fundamental Global Options” means common stock options issued under the FG Québec 2021 Equity Incentive Plan;

(jj)	“Fundamental Global Preferred Shares” means Series A cumulative preferred stock in the capital of Fundamental Global, which Fundamental Global is authorized to issue as presently constituted;

(kk)	“Fundamental Global Public Disclosure Record” means all documents filed by or on behalf of Fundamental Global with the SEC after December 31, 2022, and prior to the date of this Agreement;

(ll)	“Fundamental Global Restricted Share” means restricted stock units issued under the 2021 Equity Incentive Plan;

(mm)	“Fundamental Global RSUs” means restricted stock units issued under the Fundamental Global 2021 Equity Incentive Plan;

(nn)	“Fundamental Global Shares” means the common stock, par value $0.001 per share, of Fundamental Global, which Fundamental Global is authorized to issue as presently constituted;

(oo)	“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization (including the NYSE America or other applicable stock exchange), exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(pp)	“Indebtedness” means, with respect to any person, without duplication, (a) indebtedness of such person for borrowed money, secured or unsecured, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every obligation of such person under purchase money mortgages, conditional sale agreements or other similar instruments relating to purchased property or assets, (d) every capitalized lease obligation of such person, (e) every obligation of such person under interest rate cap, swap, collar or similar transactions, commodity price hedging transactions or currency hedging transactions (valued at the termination value thereof), (f) amounts owing by such person as deferred purchase price for property or services, including all seller notes and “earn out” payments, whether material or not, which, for greater certainty, shall not include accounts payable related to expenses incurred in the ordinary course of business and shall include accounts payable related to capital expenditures in excess of $50,000, (g) with respect to any obligation of the type referred to above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any thereof, and (h) every obligation of the type referred to above of any other person, the payment of which such person has guaranteed or for which such person is otherwise responsible or liable;

(qq)	“Intellectual Property” means any inventions, patent applications, patents, trade-marks (both registered and unregistered) and applications for trademark registrations, trade names, copyrights (both registered and unregistered), trade secrets, databases, know-how, URLs, websites, algorithms, designs, inventions (whether or not patentable and whether or not reduced to practice), slogans, logos and all other and proprietary information or technology;

(rr)	“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2, in a form acceptable to SGE and FG Québec, each acting reasonably, providing for, among other things, the calling and holding of the SGE Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of both SGE and FG Québec, each acting reasonably);

(ss)	“Landmark Warrant” means the share purchase warrant granted by SGE to Landmark Studio Group LLC to purchase up to an aggregate of 150,000 Common Shares;

(tt)	“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

(uu)	“Legal Actions” has the meaning specified in Section 3.1(i);

(vv)	“Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing, but excluding (i) security interests, liens, charges or other encumbrances or imperfections in title arising in the ordinary course of business or by operation of Law, (ii) security interests, liens, charges or other encumbrances arising under sales contracts with title retention provisions or equipment leases with third parties entered into in the ordinary course of business and (iii) security interests, liens, charges or other encumbrances for Taxes or charges from a Governmental Entity which are not due and payable or which thereafter may be paid without penalty;

(ww)	“Pandemic Response Law” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time, the American Rescue Plan Act of 2021, Pub. L. 117-2 (117th Cong.) (Mar. 11, 2021), the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), and any other similar, future, or additional U.S. federal, state, local, or non-U.S. Law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

(xx)	“Parties” means, collectively, SGE and FG Québec, and “Party” means SGE or FG Québec;

(yy)	“Permit” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, classification, registration or other authorization of or from any Governmental Entity;

(zz)	“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

(aaa)	“Plan of Arrangement” means the plan of arrangement substantially in the form of Schedule “A” hereto and any amendments or variations thereto made in accordance with the provisions of this Agreement, the applicable provisions of the Plan of Arrangement or at the direction of the Court in the Final Order with the consent of SGE and FG Québec, each acting reasonably;

(bbb)	“Post-Signing Return” has the meaning specified in Section 5.1(d);

(ccc)	“Regulatory Approvals” means (i) those sanctions, rulings, consents, waivers, orders, exemptions, permits and other approvals of any Governmental Entity, and the lapse (without objection), exemption or waiver of a prescribed time under any Law that states that a transaction may not be implemented until after a prescribed time lapses following the giving of notice or supply of information or documents, set forth in Schedule “C”, and (ii) such other sanctions, rulings, consents, waivers, orders, exemptions, permits and other approvals of any Governmental Entity, and the lapse (without objection), exemption or waiver of any prescribed time under any Law that states that a transaction may not be implemented until after a prescribed time lapses following the giving of notice or supply of information or documents, required to consummate the Plan of Arrangement, except, in the case of (ii) only, for those sanctions, rulings, consents, waivers, orders, exemptions, permits and other approvals, the failure to obtain which, individually or in the aggregate, would not reasonably be expected to result in a SGE Material Adverse Effect or a FG Québec Material Adverse Effect;

(ddd)	“Representatives” of a person, means the directors, officers, employees, advisors, agents or other representatives or persons acting on behalf of such person (including lawyers, accountants and financial and other professional advisors);

(eee)	“Required Vote” has the meaning specified in Section 2.2(b)(iii);

(fff)	“Returns” means all reports, forms, filings, elections, designations, notices, schedules, statements, estimates, declarations of estimated tax, information statements, returns, and other documents (whether in tangible, electronic or other form), and including any amendments, schedules, attachments, supplements, appendices and exhibits relating to, or required to be filed with a Governmental Entity or prepared with respect to, Taxes;

(ggg)	“SEC” means the United States Securities and Exchange Commission;

(hhh)	“SGE” means Strong Global Entertainment, Inc.;

(iii)	“SGE Circular” means the notice of the SGE Meeting and the accompanying proxy statement, including all schedules, appendices and exhibits thereto, to be sent to the SGE Shareholders in connection with the SGE Meeting, as amended or supplemented in accordance with the terms of this Agreement;

(jjj)	“SGE Convertible Securities” means, collectively, the SGE RSUs, SGE Options, Landmark Warrants and Think Equity Warrants;

(kkk)	“SGE Credit Facility” means the certain credit agreement, dated as of January 19, 2024 (as may be amended from time to time), by and among SGE, as borrower, CIBC, as lender, and FG Québec Inc., Strong/MDI Screen Systems, Inc. and Strong Technical Services, Inc., as guarantors;

(lll)	“SGE Employees” means all employees of SGE and its subsidiaries;

(mmm)	“SGE Financial Statements” has the meaning specified in Section 3.1(f);

(nnn)	“SGE Material Adverse Effect” means any change, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, effects, events, circumstances, facts or occurrences (a) is, or would reasonably be expected to be, material and adverse to the business, affairs, results of operations, assets, properties, capital, condition (financial or otherwise), rights, liabilities, or obligations (whether absolute, accrued, conditional or otherwise) of SGE and its subsidiaries, taken as a whole, or (b) materially impairs or delays, or could reasonably be expected to materially impair to delay, the consummation of the Arrangement or the ability of SGE to perform its obligations hereunder, other than any change, effect, event, circumstance, fact or occurrence resulting from (i) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (ii) changes affecting the industry SGE operates in generally, (iii) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, or (iv) any change in applicable Law or U.S. GAAP, in each case first proposed after the date hereof; unless such fact, circumstance, change, effect, matter, action, condition, event or occurrence referred to in clauses (i), (ii), (iii) or (iv) has a materially disproportionate and adverse effect on SGE and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which SGE and its subsidiaries, taken as a whole, operate;

(ooo)	“SGE Material Contract” means:

(A)	any Contract that is in effect and was not entered into in the ordinary course of business of SGE or any of its subsidiaries, whether written, oral, expressed or implied, under which SGE or any of its subsidiaries is obliged to make payments on an annual basis in excess of $100,000 in the aggregate;

(B)	any lease of real property by SGE or any of its subsidiaries, as tenant, with third parties providing for annual rentals of $100,000 or more;

(C)	any Contract entered into in the ordinary course of business of SGE (including one of indemnification, guarantee or other like commitment or obligation to any person other than SGE or a wholly-owned subsidiary of SGE) under which SGE or any of its subsidiaries is obliged to make payments on an annual basis in excess of $200,000 in the aggregate;

(D)	any partnership, limited liability company agreement, shareholder agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any person, partnership or joint venture that is not a wholly-owned subsidiary of SGE (other than any such agreement or arrangement relating to the operation or business of a property in the ordinary course and which is not material with respect to such property);

(E)	any Contract (other than with or among wholly-owned subsidiaries) under which Indebtedness in excess of $200,000 is outstanding or may be incurred or pursuant to which any property or asset of SGE or any of its subsidiaries is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness by SGE or any subsidiary or the incurrence of Liens on securities of subsidiaries or restricting the payment of dividends;

(F)	Contracts entered into by SGE or any of its subsidiaries relating to any outstanding commitment for capital expenditures in excess of $200,000 in the aggregate;

(G)	any Contract that purports to limit the right of SGE or any of its subsidiaries or affiliates to, in any material respect (i) engage in any line of business, or (ii) compete with any person or operate in any location;

(H)	any Contract entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise), of assets or capital stock or other equity interests of another person, in each case other than in the ordinary course of business;

(I)	any standstill or similar Contract currently restricting the ability of SGE or any of its subsidiaries to offer to purchase or purchase the assets or equity securities of another person;

(J)	any agreement to license material Intellectual Property rights to or from the business; and

(K)	any Contract entered into with a SGE Employee or any other service provider of SGE or any of its subsidiaries that provides for severance, change-in-control, transaction bonus or other similar payments;

(ppp)	“SGE Meeting” means the annual and special meeting of the SGE Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order for the purpose of considering and, if thought fit, approving, the Arrangement Resolution;

(qqq)	“SGE Options” means options granted under the 2023 SGE Share Compensation Plan to purchase Common Shares;

(rrr)	“SGE Public Disclosure Record” means all documents filed by or on behalf of SGE with the SEC after May 1, 2023, and prior to the date of this Agreement;

(sss)	“SGE RSUs” means restricted share units issued under the 2023 Share Compensation Plan;

(ttt)	“SGE Shareholders” means the holders of the Common Shares;

(uuu)	“Securities Authorities” means the SEC or securities authority of any U.S. state;

(vvv)	“Securities Laws” means the U.S. Exchange Act of 1934, as amended, the U.S. Securities Act of 1933, as amended, and all other applicable United States federal and state securities Laws;

(www)	“SPAC Transaction” means the transaction between SGE and FG Acquisition Corp. pursuant to which FG Acquisition Corp. will acquire 100% of Strong/MDI Screen Systems Inc., as disclosed by SGE in its May 3, 2024 press release;

(xxx)	“Special Committee” means the special committee of independent directors established by the Board in connection with the transactions contemplated by this Agreement;

(yyy)	“Subco” means 1483530 B.C. Ltd.;

(zzz)	“Subco Shares” means the Common shares without par value in the authorized share structure of Subco, which Subco is authorized to issue as presently constituted;

(aaaa)	“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

(bbbb)	“Tax Act” means the Income Tax Act (Canada);

(cccc)	“Taxes” means (A) any and all domestic and foreign (including United States) federal, state, provincial, municipal and local taxes, assessments and other governmental charges, duties, impositions, levies, withholdings, fees, premiums and liabilities imposed by any Governmental Entity, including Canada Pension Plan and provincial pension plan contributions, instalments, unemployment insurance contributions and employment insurance contributions, worker’s compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, severance, and occupation, and including goods and services, value added, ad valorem, transfer, franchise, withholding, customs, payroll, commitments to spend funds in a specific manner, recapture, employment, business license, excise and property duties and taxes, together with all interest, penalties, fines, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 160 of the Tax Act, the Code or any other similar applicable Law) or successor of another entity or a member of a related, non-arm’s length, affiliated, consolidated, unitary or combined group;

(dddd)	“Think Equity Warrants” means the share purchase warrants granted by SGE to Think Equity to purchase up to an aggregate of 50,000 Common Shares;

(eeee)	“third party” means any person other than SGE or FG Québec or any of their Representatives, or any of their respective affiliates and their affiliates’ respective Representatives;

(ffff)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

(gggg)	“U.S. GAAP” means United States generally accepted accounting principles;

(hhhh)	“U.S. Securities Act” means the United States Securities Act of 1933; and

(iiii)	“U.S. Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Time. Time is of the essence in and of this Agreement.

(b)	Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end.

(c)	Business Days. Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a business day, such action shall be taken or such payment shall be made on the first business day following such day.

(d)	Currency. Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of Canada.

(e)	Headings. The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections and the insertion of a table of contents shall not affect the interpretation of this Agreement.

(f)	Including. Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g)	Plurals and Genders. The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)	Statutory References. Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations, rules and published policies promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(i)	Ordinary Course. Any reference to an action taken by a person in the ordinary course means that such action is consistent with past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person; provided that in any event such action is not unreasonable or unusual.

(j)	Knowledge. Any reference to “the knowledge of SGE” means the actual knowledge, in their capacity as a director and/or officer of SGE and its subsidiaries and not in their personal capacities, of Mark Roberson, Chief Executive Officer of SGE, and Todd Major, Chief Financial Officer of SGE, after reasonable inquiry, and references to “to the knowledge of FG Québec” means the actual knowledge, in their capacity as directors and/or officers of FG Québec, and not in their personal capacities, of Mark Roberson, the President of FG Québec, and Todd Major, the Treasurer of FG Québec, after reasonable inquiry.

(k)	Accounting Matters. Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with U.S. GAAP.

1.3	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule “A”	-	Plan of Arrangement
Schedule “B”	-	Arrangement Resolution
Schedule “C”	-	Regulatory Approvals

Article 2
THE ARRANGEMENT

2.1	The Arrangement

The Arrangement will be implemented in accordance with, and subject to the terms and conditions contained in, this Agreement and the Plan of Arrangement.

2.2	Interim Order

(a)	Subject to the terms of this Agreement, as soon as reasonably practicable following the date of this Agreement, SGE shall prepare and file an application to the Court, pursuant to Section 291 of the BCBCA, for the Interim Order in a manner and form reasonably acceptable to FG Québec, and thereafter diligently seek the Interim Order in such form.

(b)	The notice of motion for the application referred to in Section 2.2(a) shall request that the Interim Order provide, among other things:

(i)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the SGE Meeting and for the manner in which such notice is to be provided;

(ii)	for confirmation of the record date for the SGE Meeting;

(iii)	for the calling and holding of the SGE Meeting for the purpose of considering the Arrangement Resolution;

(iv)	that the requisite approval for the Arrangement Resolution shall be the affirmative vote of not less than 66 2/3 of the votes cast on the Arrangement Resolution by the SGE Shareholders, voting together as a single class, present in person or represented by proxy at the SGE Meeting (the “Required Vote”);

(v)	that in all other respects the terms, restrictions and conditions of the articles of SGE, including quorum requirements, shall apply in respect of the SGE Meeting;

(vi)	for the grant of the Dissent Rights to the SGE Shareholders who are registered SGE Shareholders;

(vii)	for the notice requirements with respect to the hearing of the application to the Court for the Final Order;

(viii)	that the SGE Meeting may be adjourned or postponed from time to time by SGE in accordance with the terms of this Agreement without the need for additional approval of the Court;

(ix)	that the record date for SGE Shareholders entitled to notice of and to vote at the SGE Meeting will not change in respect of any adjournment(s) or postponement(s) of the SGE Meeting; and

(x)	for such other matters FG Québec may reasonably require, subject to the consent of SGE, such consent not to be unreasonably withheld, delayed or conditional.

2.3	The SGE Circular

(a)	As promptly and as reasonably practicable after the execution and delivery of this Agreement, SGE shall prepare, in consultation with FG Québec, the SGE Circular together with any other documents required by applicable Laws in connection with the SGE Meeting. SGE shall provide FG Québec and its Representatives with a reasonable opportunity to review and comment on the SGE Circular and such other documents, including by providing on a timely basis a description of any information required to be supplied by FG Québec for inclusion in the SGE Circular prior to its mailing to the SGE Shareholders and filing in accordance with the Interim Order and applicable Laws, and will give reasonable consideration to all comments made by FG Québec and its Representatives, provided that all information relating to FG Québec or the Fundamental Global Shares included in the SGE Circular shall be in form and content satisfactory to FG Québec.

(b)	FG Québec will, in a timely manner, furnish SGE with all such information regarding FG Québec and its affiliates as is reasonably requested by SGE or otherwise required to be included in the SGE Circular by the Interim Order. FG Québec shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors, qualified persons and any other advisors to the use of any financial, technical or other expert information required to be included in the SGE Circular and to the identification in the SGE Circular of each such advisor.

(c)	As promptly as reasonably practicable after the issuance of the Interim Order, SGE will cause the SGE Circular and such other documents to be sent to the SGE Shareholders and filed with the appropriate Securities Authorities, in each case as required by applicable Laws and the Interim Order. The SGE Circular shall include (i) that the Board has received the Fairness Opinion, (ii) the general terms of the Fairness Opinion, (iii) the approval of the Board of the Arrangement, (iv) the determination by the Board that, after reviewing financial and legal advice, that the Arrangement is fair to the SGE Shareholders and is in the best interests of SGE, (v) the recommendation of the Board that the SGE Shareholders vote in favour of the Arrangement Resolution, unless such approval or recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement, and (vi) copy of the Fairness Opinion.

(d)	SGE shall ensure that the SGE Circular complies in all material respects with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the SGE Circular does not, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to FG Québec, Fundamental Global or their respective affiliates, including the Fundamental Global Shares to be issued under the Arrangement, or provided by FG Québec). FG Québec shall provide information relating to it, its affiliates and the Fundamental Global Shares for inclusion in the SGE Circular and will ensure such information does not contain any untrue statement of a material fact or omit a fact that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made.

(e)	Each of the Parties shall promptly notify the other if at any time before the Effective Time it becomes aware that the SGE Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or that otherwise requires an amendment or supplement to the SGE Circular, and the Parties shall cooperate in the preparation of any such amendment or supplement and, if required by applicable Law or by the Court, SGE will cause the same to be distributed or otherwise disseminated to the SGE Shareholders and/or filed with the applicable Securities Authorities.

(f)	SGE will promptly inform FG Québec of any requests or comments made by Securities Authorities in connection with the SGE Circular.

2.4	The SGE Meeting

Subject to the terms of this Agreement and receipt of the Interim Order:

(a)	In accordance with the Interim Order and applicable Laws, as soon as reasonably practicable after the date of this Agreement, SGE shall convene and hold the SGE Meeting for the purpose of considering the Arrangement Resolution.

(b)	Except (i) as required by applicable Laws, (ii) for purposes of obtaining a quorum or (iii) by valid SGE Shareholder action, SGE shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the SGE Meeting without the prior written consent of FG Québec.

(c)	SGE shall use its reasonable best efforts to solicit from the SGE Shareholders proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any SGE Shareholder that is inconsistent with the Arrangement Resolution.

(d)	SGE shall, upon request from time to time by FG Québec, deliver to FG Québec: (i) basic lists of all registered SGE Shareholders and other security holders of SGE, showing the name and address of each holder and the number of Common Shares or other securities of SGE held by each such holder, all as shown on the records of SGE as of a date that is not more than five business days prior to the date of delivery of such list, (ii) to the extent in the possession of, or could reasonably be obtained by SGE, a list of participants in book-based clearing systems, nominees of registered SGE Shareholders or other securities of SGE and non-registered beneficial owners of Common Shares and securities positions and (iii) from time to time, at the request of FG Québec, updated or supplemental lists setting out any changes from the list(s) referred to in clause (i) of this Section 2.5(d).

(e)	SGE shall advise FG Québec as FG Québec may reasonably request the aggregate tally of the proxies received by SGE in respect of the Arrangement Resolution.

(f)	SGE shall promptly advise FG Québec of any Dissent Rights exercised or purported to have been exercised by any SGE Shareholder received by SGE in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by SGE and, subject to applicable Laws, any written communications sent by or on behalf of SGE to any SGE Shareholder exercising or purporting to exercise Dissent Rights in relation to, or otherwise intending to oppose (other than through the voting of Common Shares) the Arrangement Resolution.

(g)	SGE shall not make any payment or settlement offer, or agree to any payment or settlement, prior to the Effective Time with respect to Dissent Rights without the prior written consent of FG Québec.

(h)	SGE will give notice to FG Québec of the SGE Meeting and allow FG Québec’s Representatives and legal counsel to attend the SGE Meeting.

2.5	Final Order

If (a) the Interim Order is obtained, (b) the Arrangement Resolution is passed at the SGE Meeting by SGE Shareholders as provided for in the Interim Order and as required by applicable Law, and (c) the Regulatory Approvals are obtained, subject to the terms of this Agreement, SGE shall as soon as reasonably practicable but in any event not less than three (3) business days thereafter submit the Arrangement to the Court, pursuant to Section 291 of the BCBCA, for the Final Order and thereafter diligently pursue an application for the Final Order.

2.6	Court Proceedings and Materials

(a)	Subject to the terms of this Agreement, FG Québec will cooperate with, assist and consent to SGE seeking the Interim Order and the Final Order, including by providing SGE on a timely basis any information required to be supplied by FG Québec in connection therewith. SGE will provide FG Québec and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by FG Québec for inclusion in such material, prior to the service and filing of that material, and SGE will give reasonable consideration to all comments made by FG Québec and its Representatives. SGE will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. SGE will also provide legal counsel to FG Québec on a timely basis with copies of any notices and evidence served on SGE or its legal counsel in respect of the applications for the Interim Order, the Final Order or any other proceeding related to this Agreement, the Arrangement or the Arrangement or any appeal therefrom and of any written notice received by SGE indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

(b)	Subject to applicable Law, SGE will not file any material with the Court in connection with this Agreement, the Arrangement or any appeal therefrom or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with FG Québec’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require FG Québec to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases FG Québec’s obligations set forth in this Agreement.

2.7	Closing

The completion of the Arrangement (the “Closing”) shall occur on the Effective Date, which shall be the second business day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date), and unless another date is agreed to in writing by the Parties, the Parties shall implement the Plan of Arrangement at the Effective Time, and the Arrangement will, from and after the Effective Time, be fully effective in accordance with its terms and will have all of the effects provided by applicable Laws, including the BCBCA. The Arrangement shall become effective on the Effective Date and the steps to be carried out pursuant to the Arrangement shall become effective on the Effective Date in the order set forth in the Plan of Arrangement. The Closing will take place electronically on the Effective Date, or such other place or time as agreed upon by the Parties.

2.8	Payment of Consideration

FG Québec will, following receipt of the Final Order and prior to Closing, deposit in escrow with the Depositary sufficient Fundamental Global Shares to satisfy the consideration to be paid pursuant to the Arrangement to the SGE Shareholders.

2.9	Announcement and Shareholder Communications

Prior to any public disclosure of this Agreement or transactions contemplated by this Agreement, or filing materials with the SEC, any court, or applicable stock exchange relating thereto, SGE shall consult with Fundamental Global and shall provide Fundamental Global with a reasonable opportunity to review and comment on all such written statements and materials prior to the release thereof. Fundamental Global shall be a third-party beneficiary of this Agreement. The obligations in this Section 2.10 shall be subject to each party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules or listing agreement, and the party making such disclosure shall use reasonable best efforts to give prior oral or written notice to the other party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.10	Tax Matters

FG Québec, the Depositary and SGE shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any person under this Agreement and from all dividends (including deemed dividends), interest, or other amounts payable to any SGE Shareholder, former SGE Shareholder or the holder or former holder of any SGE Convertible Securities, including any person who has exercised Dissent Rights, such amounts as FG Québec, the Depositary or SGE may be required to deduct or withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The right of FG Québec, the Depositary and SGE to withhold Tax shall not derogate or limit any gross-up obligations that may otherwise apply to any amounts so paid. In the event that FG Québec, the Depositary or SGE remits an amount pursuant to this Section 2.11, as soon as practicable thereafter, FG Québec, the Depositary or SGE, as applicable, shall deliver to the person from which the amount was withheld the original or a certified copy of a receipt issued by the Governmental Entity to which such amount was remitted evidencing such remittance, a copy of the Return reporting such remittance, or other reasonable evidence of such remittance.

2.11	SGE Convertible Securities

Subject to the terms of this Agreement and applicable Regulatory Approval, the SGE Convertible Securities outstanding prior to the Effective Time shall be adjusted at the Effective Time in accordance with the terms of the 2023 Share Compensation Plan or certificates representing such SGE Convertible Securities, as applicable, to be, in the case of the SGE Options, Landmark Warrant and Think Equity Warrant, exercisable for the same aggregate consideration, and in the case of SGR RSUs, vested for the same aggregate consideration, for Fundamental Global Shares, and the SGE Convertible Securities shall continue to be governed by and be subject to the terms of the 2023 Share Compensation Plan or certificates representing such SGE Convertible Securities, as applicable. FG Quebec will, effective as of the Effective Date, enter into an assumption agreement reflecting the treatment of the SGE Convertible Securities.

Article 3
REPRESENTATIONS AND WARRANTIES OF SGE

3.1	Representations and Warranties

SGE hereby represents and warrants to and in favour of FG Québec as follows and acknowledges that FG Québec is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Board Approval. As of the date hereof, (A) the Board, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is fair to the SGE Shareholders and is in the best interests of SGE and has resolved unanimously to recommend to the SGE Shareholders that they vote their Common Shares in favour of the Arrangement, and the Board has unanimously approved the Arrangement and the execution and performance of this Agreement, and (B) the Financial Advisor has delivered an opinion to the Board, to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be received under the Arrangement is fair, from a financial point of view, to the SGE Shareholders (other than FG Québec and its affiliates).

(b)	Organization and Qualification. SGE and each of its subsidiaries is a corporation or company duly created and validly existing under the Laws of its jurisdiction of incorporation, continuance, amalgamation or formation, as the case may be, and has all necessary corporate or legal power, authority and capacity to own, lease, license or otherwise hold its property and assets as now owned, leased, licensed or otherwise held, and to carry on its business as it is now being conducted. SGE and each of its subsidiaries are duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its property and assets owned, leased, licensed or otherwise held, or the nature of its activities, makes such registration or authorization and qualification necessary, except where the failure to be so registered, authorized, qualified or in good standing would not reasonably be expected to have a SGE Material Adverse Effect.

(c)	Capitalization. The authorized and issued capital of SGE consists (i) of an unlimited number of Common Shares, of which, as of the close of business on May 30, 2024, 7,902,842 Common Shares have been validly issued and are outstanding as fully paid and non-assessable shares, (ii) an unlimited number of Class B Shares, of which, as of the close of business on May 30, 2024, 100 Class B Shares have been validly issued and are outstanding as fully paid and non-assessable shares and are held by FG Québec and (iii) 150,000,000 preferred shares without par value, of which, as of the close of business on May 30, 2024, nil preferred shares are issued and outstanding. As of the close of business on May 30, 2024, an aggregate of up to 515,831 Common Shares are issuable pursuant to the SGE Convertible Securities, and such Common Shares have been duly authorized and, upon issuance, will be validly issued and outstanding as fully paid and non-assessable shares. Other than the SGE Convertible Securities, there are no options, warrants, conversion privileges, commitments (contingent or otherwise) or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of SGE, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of SGE. All of the Common Shares and the SGE Convertible Securities have been issued in compliance with all applicable corporate Laws, Securities Laws, the 2023 Share Compensation Plan (as applicable) and the constating documents of SGE. Other than the Common Shares, the Class B Shares, the preferred shares and the SGE Convertible Securities, there are no securities of SGE or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the SGE Shareholders on any matter. There are no outstanding Contracts or other obligations of SGE to (i) repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any of its outstanding securities or (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of SGE. There are no outstanding bonds, debentures or other evidences of Indebtedness of SGE or any of its subsidiaries having the right to vote with the SGE Shareholders on any matters.

(d)	Authority Relative to this Agreement. SGE has all necessary corporate power, authority and capacity to execute, deliver and perform its obligations under this Agreement. All necessary corporate action has been taken by SGE to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and, except for approval by the SGE Shareholders by the Required Vote, no other corporate proceedings on the part of SGE are necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement other than, with respect to the SGE Circular and other matters relating directly thereto, the approval of the Board. This Agreement has been duly executed and delivered by SGE and constitutes a legal, valid and binding obligation of SGE enforceable against SGE in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)	Compliance with Laws. Each of SGE and its subsidiaries, in all material respects, (i) has conducted its business in compliance with, and is conducting its business in compliance with, all applicable Laws in each jurisdiction in which it conducts business, and (ii) is not in default of any filings with, or payment of any licence, registration or qualification fee owing to, any Governmental Entity under the Laws of any jurisdiction in which it conducts business.

(f)	SGE Financial Statements. SGE’s audited consolidated financial statements (including the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of comprehensive loss, consolidated statements of equity, and the consolidated statements of cash flows) as at and for the fiscal years ended December 2022 and 2023 (including the notes thereto) (the “SGE Financial Statements”) were prepared in accordance with U.S. GAAP consistently applied (except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the SGE’s independent auditors) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of SGE and its subsidiaries (on a consolidated basis) as of the dates thereof and for the periods indicated therein and reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of SGE and its subsidiaries on a consolidated basis. Except as disclosed in the SGE Public Disclosure Record, there has been no material change in SGE’s accounting policies, except as described in the notes to the SGE Financial Statements, since December 31, 2023.

(g)	Books and Records. The financial books, records and accounts of SGE and each of its subsidiaries (i) have been maintained in all material respects in compliance with applicable Laws and U.S. GAAP on a basis consistent with prior years, (ii) accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of SGE and each of its subsidiaries and (iii) accurately and fairly reflect the basis for the SGE Financial Statements. SGE’s minute books and those of each of its material subsidiaries are complete and accurate in all material respects, other than those portions of minutes of meetings reflecting discussions of the Arrangement or alternative transactions.

(h)	No Undisclosed Liabilities. Except as disclosed in the SGE Financial Statements and the SGE Public Disclosure Record, SGE and its subsidiaries have no material liabilities, Indebtedness or obligations of any nature that would be required to be disclosed on a consolidated balance sheet of SGE (or the notes thereon) prepared in accordance with U.S. GAAP (whether accrued, absolute, contingent or otherwise) other than liabilities, Indebtedness or obligations incurred since December 31, 2023 by SGE and its subsidiaries in the ordinary course of business.

(i)	Litigation. Except as disclosed in the SGE Financial Statements and the SGE Public Disclosure Record, there are no claims, actions, suits, demands, arbitrations, charges, indictments, orders, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations (collectively, “Legal Actions”) pending or, to the knowledge of SGE, threatened against, and to the knowledge of SGE, no facts or circumstances exist that could reasonably be expected to form the basis of a Legal Action against, SGE or any of its subsidiaries or against any of their respective property or assets, at law or in equity, in each case, which would, individually or in the aggregate, reasonably be expected to have a SGE Material Adverse Effect.

(j)	Taxes.

(i)	(i) SGE and each of its subsidiaries has, (A) duly and timely filed, or caused to be filed, all Returns required to be filed by it with the appropriate Governmental Entity prior to the date hereof, other than those which have been administratively waived, and all such Returns are true, complete, and correct in all material respects and have not been materially amended; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, including installments on account of Taxes for the current year required by applicable Law, other than Taxes which are being or have been contested in good faith and for which adequate reserves have been provided in the SGE Financial Statements; (C) duly and timely withheld, or caused to be withheld, all Taxes required or permitted by Law to be withheld by it (including Taxes and other amounts required or permitted to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes required by Law to be remitted by it; and (D) duly and timely collected, or caused to be collected, any sales, use, or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by Law to be remitted by it; (ii) the unpaid Taxes of SGE and its subsidiaries did not, as of the date of SGE Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in SGE Financial Statements; (iii) (A) to the knowledge of SGE and any of its subsidiaries, there are no audits or investigations in progress, pending or threatened in writing by any Governmental Entity with respect to Taxes against SGE, any of its subsidiaries or any of the assets of SGE or any of its subsidiaries; and (B) no deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes exist to the knowledge of SGE or have been asserted or have been raised in writing by any Governmental Entity which remain unresolved at the date hereof, and no action or proceeding for assessment or collection of Taxes has been taken, asserted, or to the knowledge of SGE, threatened, against SGE or any of its subsidiaries or any of their respective assets, except, in each case, as are being contested in good faith and for which adequate reserves have been provided in the SGE Financial Statements; (iv) neither SGE nor any of its subsidiaries has made, prepared, and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement in respect of Taxes or Returns that has effect for any period ending after the Effective Date; (v) there are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or any payment of any Taxes by, SGE or any of its subsidiaries; (vi) neither SGE nor any of its subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among SGE and its subsidiaries); (vii) no amount in respect of any outlay or expense that is deductible for the purposes of computing the income of SGE or any of its subsidiaries for Tax purposes has been owing by SGE or any of its subsidiaries, as the case may be, for longer than two years to a person not dealing at arm’s length (for the purposes of the Tax Act) with SGE or any such subsidiary at the time the outlay or expense was incurred; (viii) there are no circumstances which exist and would result in, or which have existed and resulted in, sections 80 to 80.04 of the Tax Act applying to SGE or any of its subsidiaries; (ix) neither SGE nor any of its subsidiaries has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (for purposes of the Tax Act or the Code) (A) for an amount that is other than the fair market value of such property or services, nor has SGE nor any of its subsidiaries been deemed to have done so for purposes of the Tax Act or the Code; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property; and in respect of all transactions between SGE or any of its subsidiaries, on the one hand, and any non-resident person (within the meaning of the Tax Act) with whom SGE or such subsidiary, as applicable, was not dealing at arm’s length (for purposes of the Tax Act), on the other hand, SGE or such subsidiary, as applicable, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act; (x) SGE and its subsidiaries have complied with all applicable transfer pricing Laws (including Section 482 of the Code and any other applicable state or local Laws) and have maintained all material documentation required thereunder, if any, for all transfer pricing arrangements; and (xi) SGE has made available to FG Québec copies of all Returns for the 2022 and 2023 fiscal years and all written communications to or from any Governmental Entity relating to the Taxes of any of SGE and its subsidiaries.

(ii)	None of SGE or any of its subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period ending on or before the Closing Date, (B) any closing agreement or (C) any cash or other property received prior to the Closing Date, to include any material amount of additional taxable income for any Tax period beginning on or after the Closing Date.

(iii)	To the knowledge of SGE no claim has ever been made by a taxing authority in a jurisdiction where SGE or any of its subsidiaries does not file a Return that SGE or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

(iv)	For the purposes of the Tax Act, the Code, and any other relevant Tax purposes, (A) SGE is resident in Canada; and (B) each of SGE’s subsidiaries is resident in the jurisdiction in which it was formed.

(v)	There are no Liens for Taxes upon any properties or assets of SGE or any of its subsidiaries (other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent SGE Financial Statements).

(vi)	SGE has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) in whole or in part for tax-free treatment under Section 355 of the Code.

(vii)	Neither SGE nor any of its subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, neither SGE nor any of its subsidiaries has ever made an election under Section 897(i) of the Code, and SGE does not own any interest in “United States real property” within the meaning of Section 897 of the Code.

(viii)	Neither SGE nor any of its subsidiaries is or has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(ix)	None of SGE’s subsidiaries have applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as a result of, and except for provisions applicable to all taxpayers, is not otherwise subject to, any provision of a Pandemic Response Law.

(k)	Personal Property. Except as disclosed in the SGE Public Disclosure Record and except for Liens in favour of CIBC with respect to Indebtedness under the SGE Credit Facility and FG Québec Credit Facility, SGE and its subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property that is, individually or in the aggregate, material to the operation of SGE’s business as currently conducted, free and clear of any Liens.

(l)	Permits. Except as disclosed in the SGE Public Disclosure Record, SGE and each of its subsidiaries has obtained and is in compliance, in all material respects, with all material Permits required by applicable Laws to conduct its current business as it is now being conducted.

(m)	Employment Matters

(i)	Except as disclosed in the SGE Public Disclosure Record, neither SGE nor any of its subsidiaries:

(A)	is a party to any written or oral agreement, arrangement, plan, obligation or understanding providing for severance or termination payments to, or any employment, retention or change of control agreement (including any agreements that provide for bonus or “golden parachute” payments or any similar payments resulting from the completion of the transactions contemplated by this Agreement) with, any current or former employees or consultants of SGE; nor

(B)	is a party to any collective bargaining agreement or is, or in the past three years has been, subject to any application for certification or threatened or apparent union-organizing campaigns for SGE Employees not covered under a collective bargaining agreement nor are there, or in the past three years have there been, any current, pending or threatened strikes or lockouts at SGE or any of its subsidiaries.

(ii)	SGE and its subsidiaries have been and are now in compliance, in all material respects, with all applicable Laws with respect to employment and labour and there are no current, pending or, to the knowledge of SGE, threatened proceedings before any Governmental Entity with respect to employment or termination of employment of employees or independent contractors.

(iii)	Except as disclosed in the SGE Public Disclosure Record no person will, as a result of SGE completing the Arrangement (either alone or upon the occurrence of any subsequent termination of employment), become entitled to: (i) any retirement, severance, bonus or other similar payment or benefit (or any increase therein); (ii) the acceleration of the vesting, the time to exercise or the time of payment of any outstanding stock option or employee benefits; (iii) the forgiveness or postponement of payment of any Indebtedness owing by such person to SGE or any of its subsidiaries; (iv) receive any additional payments, compensation or benefits, or funding of any compensation or benefits, under or in respect of any employee benefits (including a cash surrender or similar payment in respect of outstanding stock options); or (v) any “parachute payment”.

(iv)	Neither SGE nor any of its subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former SGE Employee, director or other service provider for any Taxes incurred by such individual.

(n)	Insurance. SGE and its subsidiaries are in compliance, in all material respects, with all policies or binders of insurance maintained by SGE or its subsidiaries. SGE and each of its subsidiaries is covered by valid and currently effective insurance policies issued in favour of SGE or any of its subsidiaries that SGE has determined to be commercially reasonable, taking into account the size, nature and stage of development by SGE and the industries in which SGE and its subsidiaries operate. With respect to each insurance policy issued in favour of SGE or any of its subsidiaries, or pursuant to which SGE or any of its subsidiaries is a named insured or otherwise a beneficiary under an insurance policy (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) to the knowledge of SGE, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by SGE or any of its subsidiaries with respect to any such policy, (iii) no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy, (iv) there is no material claim by SGE or any of its subsidiaries pending under any such policy that has been denied or disputed by the insurer, (v) all material claims under such policies have been filed in a timely fashion and (vi) SGE has not received written notice of any threatened termination of, or material premium increase with respect to, any such policy. Except as disclosed in the SGE Public Disclosure Record, none of SGE nor its subsidiaries has entered into any Contract providing indemnification rights in favour of any present or former officers, directors or employees of SGE or any of its subsidiaries.

(o)	Shareholder and Similar Agreements. SGE is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the authorized share structure of SGE or any of its subsidiaries.

3.2	Survival of Representations and Warranties

No investigation by or on behalf of FG Québec or its affiliates or its or their Representatives will mitigate, diminish or affect the representations or warranties made by SGE in this Agreement or any certificate delivered by SGE pursuant to this Agreement. The representations and warranties of SGE contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4
REPRESENTATIONS AND WARRANTIES OF FG Québec

4.1	Representations and Warranties of FG Québec

FG Québec hereby represents and warrants to and in favour of SGE as follows except as disclosed or qualified in the FG Québec Public Disclosure Record and acknowledges that SGE is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Organization and Qualification. FG Québec and each of its subsidiaries is a corporation or company duly created and validly existing under the Laws of its jurisdiction of incorporation, continuance, amalgamation or formation, as the case may be, and has all necessary corporate or legal power, authority and capacity to own, lease, license or otherwise hold its property and assets as now owned, leased, licensed or otherwise held, and to carry on its business as it is now being conducted. FG Québec and each of its subsidiaries is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its property and assets, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization and qualification necessary except where the failure to be so registered, authorized qualified or in good standing would not reasonably be expected to have a FG Québec Material Adverse Effect. Notwithstanding the foregoing, Subco has never carried on business since its incorporation.

(b)	Capitalization – Fundamental Global. The authorized and issued capital of Fundamental Global consists of (i) 100,000,000 of Fundamental Global Shares, of which, as of the close of business of May 30, 2024, 28,369,066 Fundamental Global Shares have been validly issued and are outstanding as fully paid and non-assessable Fundamental Global Shares and (ii) 1,000,000 of Fundamental Global Preferred Shares, of which, as of the close of business of May 30, 2024, 894,580 Fundamental Global Preferred Shares have been validly issued and are outstanding as fully paid and non-assessable Fundamental Global Preferred Shares. As of the close of business of May 30, 2024, an aggregate of up to 715,000 Fundamental Global Shares are issuable upon the exercise of Fundamental Global Options and 866,071 Fundamental Global Shares are issuable pursuant to the Fundamental Global RSUs, the exercise prices, expiration dates and vesting dates (before any acceleration thereof) of which are set out in the Fundamental Global Public Disclosure Record, and such Fundamental Global Shares have been duly authorized and, upon issuance, will be validly issued and outstanding as fully paid and non-assessable Fundamental Global Shares, and will not have been issued in violation of any pre-emptive rights. As of the close of business of May 30, 2024, an aggregate of 25,000 Fundamental Global Restricted Shares have been validly issued and are outstanding as fully paid and non-assessable Fundamental Global Restricted Shares. Except as disclosed in the Fundamental Global Public Disclosure Record, there are no options, warrants, conversion privileges, commitments (contingent or otherwise) or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of Fundamental Global, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of Fundamental Global. All of the Fundamental Global Shares, Fundamental Global Preferred Shares, Fundamental Global RSUs, Fundamental Global Options and the Fundamental Global Restricted Shares have been issued or created, as the case may be, in compliance with all applicable corporate Laws, Securities Laws and the Fundamental Global Organizational Documents. Other than the Fundamental Global Shares, Fundamental Global Preferred Shares the Fundamental Global RSUs, the Fundamental Global Options and the Fundamental Global Restricted Shares, there are no securities of Fundamental Global or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the shareholders of Fundamental Global on any matter. There are no outstanding Contracts or other obligations of Fundamental Global to (i) repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any of its outstanding securities or (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of Fundamental Global. There are no outstanding bonds, debentures or other evidences of Indebtedness of Fundamental Global or any of its subsidiaries having the right to vote with the Fundamental Global Shareholders on any matters.

(c)	Capitalization – Subco. The authorized and issued capital of Subco consists of (i) an unlimited number of Subco Shares, of which, as of the close of business of May 30, 2024, 100 Subco Shares have been validly issued and are outstanding as fully paid and non-assessable Subco Shares.

(d)	Authority Relative to this Agreement. FG Québec has all necessary corporate power, authority and capacity to execute, deliver and perform its obligations under this Agreement. All necessary corporate action has been taken by FG Québec to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and no other corporate proceedings on the part of FG Québec are necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement. This Agreement has been duly executed and delivered by FG Québec and constitutes a legal, valid and binding obligation of FG Québec enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)	Fundamental Global Financial Statements. Fundamental Global’s audited consolidated financial statements (including the consolidated statements of financial position, the consolidated statements of loss and comprehensive loss, the consolidated statements of cash flows, and the consolidated statements of changes in shareholders’ equity) as at and for the fiscal years ended December 31, 2023 and 2022 (including the notes thereto) (the “Fundamental Global Financial Statements”) were prepared in accordance with U.S. GAAP consistently applied (except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the SGE’s independent auditors) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Fundamental Global and its subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of Fundamental Global and its subsidiaries on a consolidated basis. There has been no material change in Fundamental Global’s accounting policies, except as described in the notes to the Fundamental Global Financial Statements, since March 31, 2024.

(f)	No Undisclosed Liabilities. Except as disclosed in the Fundamental Global Financial Statements, Fundamental Global and its subsidiaries have no material liabilities, Indebtedness or obligations of any nature that would be required to be disclosed on a consolidated balance sheet of Fundamental Global (or the notes thereon) prepared in accordance with U.S. GAAP (whether accrued, absolute, contingent or otherwise) other than liabilities, Indebtedness or obligations incurred since December 31, 2023 by Fundamental Global and its subsidiaries in the ordinary course of business.

(g)	Litigation. Except as disclosed in the Fundamental Global Financial Statements, there are no Legal Actions pending or, to the knowledge of FG Québec, threatened against and to the knowledge of FG Québec, no facts or circumstances exist that could reasonably be expected to form the basis of a Legal Action against, FG Québec or Fundamental Global or any of its subsidiaries or against any of their respective property or assets, at law or in equity, in each case, which would, individually or in the aggregate, reasonably be expected to have a Fundamental Global Material Adverse Effect.

(h)	Taxes.

(i)	(i) Fundamental Global and each of its subsidiaries has, (A) duly and timely filed, or caused to be filed, all Returns required to be filed by it with the appropriate Governmental Entity prior to the date hereof, other than those which have been administratively waived, and all such Returns are true, complete, and correct in all material respects and have not been materially amended; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, including installments on account of Taxes for the current year required by applicable Law, other than Taxes which are being or have been contested in good faith and for which adequate reserves have been provided in the Fundamental Global Financial Statements; (C) duly and timely withheld, or caused to be withheld, all Taxes required or permitted by Law to be withheld by it (including Taxes and other amounts required or permitted to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes required by Law to be remitted by it; and (D) duly and timely collected, or caused to be collected, any sales, use, or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by Law to be remitted by it; (ii) the unpaid Taxes of Fundamental Global and its subsidiaries did not, as of the date of Fundamental Global Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in Fundamental Global Financial Statements; (iii) (A) to the knowledge of Fundamental Global there are no audits or investigations in progress, pending or threatened in writing by any Governmental Entity with respect to Taxes against Fundamental Global, any of its subsidiaries or any of the assets of Fundamental Global or any of its subsidiaries; and (B) no deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes exist to the Knowledge of Fundamental Global or have been asserted or have been raised in writing by any Governmental Entity which remain unresolved at the date hereof, and no action or proceeding for assessment or collection of Taxes has been taken, asserted, or to the knowledge of Fundamental Global, threatened, against Fundamental Global or any of its subsidiaries or any of their respective assets, except, in each case, as are being contested in good faith and for which adequate reserves have been provided in the Fundamental Global Financial Statements; (iv) neither Fundamental Global nor any of its subsidiaries has made, prepared, and/or filed any elections, designations, or similar filings relating to Taxes, or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the Effective Date; (v) there are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or any payment of any Taxes by, Fundamental Global or any of its subsidiaries; (vi) neither Fundamental Global nor any of its subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among Fundamental Global and its subsidiaries); (vii) no amount in respect of any outlay or expense that is deductible for the purposes of computing the income of Fundamental Global or any of its subsidiaries for Tax purposes has been owing by Fundamental Global or any of its subsidiaries, as the case may be, for longer than two years to a person not dealing at arm’s length (for the purposes of the Tax Act) with Fundamental Global or any such subsidiary at the time the outlay or expense was incurred; (viii) there are no circumstances which exist and would result in, or which have existed and resulted in, sections 80 to 80.04 of the Tax Act applying to Fundamental Global or any of its subsidiaries; (ix) neither Fundamental Global nor any of its subsidiaries has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (for purposes of the Tax Act or the Code) (A) for an amount that is other than the fair market value of such property or services, nor has Fundamental Global nor any of its subsidiaries been deemed to have done so for purposes of the Tax Act or the Code; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property; and in respect of all transactions between Fundamental Global or any of its subsidiaries, on the one hand, and any non-resident person (within the meaning of the Tax Act) with whom Fundamental Global or such subsidiary, as applicable, was not dealing at arm’s length (for purposes of the Tax Act), on the other hand, Fundamental Global or such subsidiary, as applicable, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act; (x) Fundamental Global has complied with all applicable transfer pricing Laws (including Section 482 of the Code and any other applicable state or local Laws) and has maintained all material documentation required thereunder, if any, for all transfer pricing arrangements; and (xi) Fundamental Global has made available to SGE copies of all Returns for the 2022 and 2023 fiscal years and all written communications to or from any Governmental Entity relating to Taxes of any of Fundamental Global and its subsidiaries.

(ii)	None of Fundamental Global or any of its subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period ending on or before the Closing Date, (B) any closing agreement or (C) any cash or other property received prior to the Closing Date, to include any material amount of additional taxable income for any Tax period beginning on or after the Closing Date.

(iii)	To the knowledge of Fundamental Global no claim has ever been made by a taxing authority in a jurisdiction where Fundamental Global or any of its subsidiaries does not file a Return that Fundamental Global or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

(iv)	For the purposes of the Tax Act and any other relevant Tax purposes, (A) Fundamental Global is a domestic corporation (within the meaning of the Code) and resident in the United States; and (B) each of Fundamental Global’s subsidiaries is resident in the jurisdiction in which it was formed.

(v)	There are no Liens for Taxes upon any properties or assets of Fundamental Global or any of its subsidiaries (other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent Fundamental Global Financial Statements).

(vi)	Fundamental Global has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) in whole or in part for tax-free treatment under Section 355 of the Code.

(vii)	Fundamental Global is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i)	Shareholder and Similar Agreements. Fundamental Global is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the authorized share structure of Fundamental Global or any of its subsidiaries.

(j)	Reports. The documents comprising Fundamental Global’s Public Disclosure Record (i) did not, as of their respective dates or dates of amendment, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made, and (ii) complied in all material respects with applicable Securities Laws at the time they were filed or furnished. Fundamental Global has timely filed or furnished, or caused to be filed or furnished, with the Securities Authorities all amendments, forms, reports, schedules, statements and other documents required to be filed or furnished by Fundamental Global with the Securities Authorities.

4.2	Survival of Representations and Warranties

No investigation by or on behalf of SGE or its affiliates or its or their Representatives will mitigate, diminish or affect the representations or warranties made by FG Québec in this Agreement or any certificate delivered by FG Québec pursuant to this Agreement. The representations and warranties of FG Québec contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 5
COVENANTS OF THE PARTIES

5.1	Covenants of SGE

SGE covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless FG Québec shall otherwise agree in writing, or except as is otherwise expressly permitted or contemplated by this Agreement, or the Plan of Arrangement or in connection with the SPAC Transaction or as is otherwise required by applicable Law or any Governmental Entities:

(a)	the business of SGE and its subsidiaries shall be conducted only, and SGE and its subsidiaries shall not take any action except, in the ordinary course of business, and SGE shall, and shall cause its subsidiaries and its and their representatives to, use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, properties, employees, goodwill and business relationships;

(b)	SGE shall not, and shall not permit any of its subsidiaries to, directly or indirectly:

(i)	amend any of its constating documents;

(ii)	adjust, split, combine or reclassify its shares;

(iii)	issue, grant, sell or cause or, permit a Lien to be created on, or agree to issue, grant, sell or cause or permit a Lien to be created on any Common Shares or shares of its subsidiaries or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of SGE or any of its subsidiaries, other than (A) the issuance of Common Shares issuable pursuant to the terms of the outstanding SGE Convertible Securities or compensatory grants or issuances consistent with past practice, and (B) transactions between two or more of SGE’s wholly-owned subsidiaries or between SGE and its wholly-owned subsidiary;

(iv)	amend or modify the terms of any of its securities;

(v)	make, change, or rescind any material Tax election, make a request for a Tax ruling, change any annual Tax accounting period, adopt or change any method of Tax accounting or reporting income or deductions, amend any material Tax returns or file claims for Tax refunds, enter into (or offer to enter into) any agreement (including any waiver) with any Governmental Entity relating to material Taxes (including consent to any extension or waiver of any limitation period with respect to Taxes), settle (or offer to settle) or compromise any Tax claim, action, suit, litigation, proceeding, arbitration, investigation, audit, controversy, or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, all except as may be required by applicable Laws;

(vi)	except in the ordinary course of business, incur any Indebtedness in excess of $500,000 or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances;

(vii)	enter into any Contract that would limit or otherwise restrict SGE or any of its subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict FG Québec or any of its affiliates or any of their successors, from engaging or competing in any line of business or in any geographic area;

(c)	SGE shall notify FG Québec of the occurrence any fact, development, circumstance, change, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, chances, matters, actions, conditions, events or occurrences, has or would reasonably be expected to have a SGE Material Adverse Effect.

(d)	SGE and its subsidiaries will:

(i)	prepare all material Tax returns required to be filed by them before the Effective Date (each, a “Post-Signing Return”) in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Laws and shall provide drafts of such returns to Fundamental Global for Fundamental Global’s approval, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii)	timely file all Post-Signing Returns;

(iii)	fully and timely withhold, collect, remit, and pay all Taxes which are to be withheld, collected, remitted, or paid to the extent due and payable; and

(iv)	properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post Signing Return is due prior to the Effective Date in a manner consistent with past practice.

5.2	Covenants of FG Québec

FG Québec covenants and agrees that:

(a)	prior to the Effective Date, it shall complete the Continuation and Conversion to the satisfaction of SGE, acting reasonably; and

(b)	during the period from the date of this Agreement until the earlier of the Effective Time and the time this Agreement is terminated in accordance with its terms, take all steps, prepare and execute any and all documentation to ensure the Consideration will be delivered to the SGE Shareholders who are entitled to receive the Consideration on the Effective Date.

5.3	Mutual Covenants Regarding the Arrangement

In addition to the specific covenants contained in this Agreement and subject to the provisions of this Agreement, each of the Parties shall, and shall cause their respective subsidiaries to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, use commercially reasonable efforts to perform all obligations required or desirable to be performed by them under this Agreement, co-operate with each other in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, each of FG Québec and SGE shall, and shall cause their respective subsidiaries to:

(a)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder, as set forth in Article 7, to the extent the same is within its control, and to take or cause to be taken other actions, and to do or cause to be done other things, necessary, proper or advisable under applicable Laws to consummate the Arrangement, including using commercially reasonable efforts to: (i) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (ii) co-operate with the other Parties in connection with the performance by it and its subsidiaries of their obligations hereunder;

(b)	both before and after the Effective Date, use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the completion of the Arrangement;

(c)	use commercially reasonable efforts to obtain necessary waivers, consents and approvals required to be obtained in connection with the Arrangement from other parties to the SGE Material Contracts; provided, however, that notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Arrangement, (i) neither SGE or any of its subsidiaries shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation due to such person, and (ii) neither FG Québec nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such person;

(d)	use commercially reasonable efforts to effect all necessary registrations, filings, requests and submissions of information required by Governmental Entities from the Parties or any of their respective subsidiaries relating to the Arrangement;

(e)	apply for and use commercially reasonable efforts to obtain all Regulatory Approvals and, in doing so, keep the other Parties reasonably informed as to the status of the proceedings related to obtaining any Regulatory Approval, including providing the other Parties with copies of all related applications and notifications, in draft form, in order for the other Parties to provide comments thereon; provided, however, that notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Regulatory Approval, neither SGE nor FG Québec is under any obligation to (i) negotiate or agree to the sale, divestiture or disposition of the assets, properties or businesses of either Party or either Party’s subsidiaries, (ii) negotiate or agree to any form of behavioural remedy including an interim or permanent hold separate order, or any form of undertakings or other restrictions on the assets, properties or businesses of either Party or either Party’s subsidiaries, or (iii) take any steps or actions that would, in its sole discretion, affect either Party’s right to own, use or exploit any of its assets or any of the assets of any of its subsidiaries or its right to own, use or exploit any of its assets or any of the assets of any of its subsidiaries;

(f)	use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings involving such Party or any of its affiliates challenging or affecting this Agreement or the consummation of the Arrangement;

(g)	promptly notify the other Party of:

(i)	any written communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives);

(ii)	any material communication from any Governmental Entity in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives); and

(iii)	any Legal Actions threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that are related to the Arrangement.

(h)	not agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of Arrangement at the request of any Governmental Entity or any other person without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

5.4	Preparation of Filings

(a)	The Parties shall, as promptly as practicable hereafter, cooperate in: (i) the preparation of any application to obtain the Regulatory Approvals, (ii) the preparation of any filings, documents and submissions required or reasonably requested by any Governmental Entity (including filings, documents and submissions of information reasonably requested in respect of, or meetings held in relation to, the Regulatory Approvals), and (iii) the preparation of any other documents deemed by any of the Parties to be necessary or advisable to discharge the Parties’ respective obligations under applicable Laws in connection with the Arrangement and all other matters contemplated by this Agreement. SGE and FG Québec will provide each other with drafts and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity (including notices and information which SGE or FG Québec, in each case acting reasonably, considers confidential and sensitive which may be provided on a confidential and privileged basis only to external counsel of the other Party), and all notices and correspondence received from any Governmental Entity relating to the Arrangement or this Agreement. Neither Party shall participate in any meeting with any Governmental Entity relating to the Arrangement or this Agreement unless it consults with the other Party in advance, and to the extent permitted by the Governmental Entity, gives the other Party the opportunity to be present thereat. FG Québec shall pay all filing fees incurred in connection with the applicable Regulatory Approvals.

(b)	Each of the Parties shall furnish to each other Party, on a timely basis, all information as may be required to effectuate the foregoing actions, and each covenants that, to its knowledge, no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the actions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by any third party that is not an affiliate of such Party).

(c)	Each of the Parties shall promptly notify the other Parties if at any time before the Effective Time it becomes aware that an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval in connection with the Arrangement or this Agreement, any registration statement or any circular or any other notice or filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or that otherwise requires an amendment or supplement, and the Parties shall cooperate in the preparation of such amendment or supplement as required.

5.5	Access to Information

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, each Party shall, and shall cause its subsidiaries and its and their respective Representatives to, afford to the other Party and its Representatives such access as the Party may reasonably require at all reasonable times for the purpose of facilitating integration business planning, to its officers, employees, agents, properties, offices, assets, books, records and Contracts, and shall furnish the Party with such data (including financial and operating data) and information in its possession and control as the Party may reasonably request for such purpose.

5.6	Insurance and Indemnification

(a)	SGE and FG Québec will cooperate and work together to determine whether to obtain tail policy or other coverage for directors’ and officers’ liability insurance with respect to claims arising from facts or events which occurred at or before the Effective Time, taking into account the costs and benefits associated with an appropriate coverage limit of tail insurance policy.

(b)	Following the Effective Time, FG Québec shall cause SGE and its subsidiaries (or their successors) to comply with all of their obligations to the present and former employees, directors and officers of SGE and its subsidiaries under the agreements, benefit plans and rights to indemnification or exculpation, including by paying to the individuals party to such agreements, in each case, such amounts as are required in accordance with such agreements. Such rights to indemnification or exculpation shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of present and former officers and directors of SGE and its subsidiaries for a period of six years from the Effective Time.

(c)	This Section 5.6 shall survive termination of this Agreement if such termination occurs after the Effective Time. The provisions of this Section 5.6 are intended for the benefit of, and shall be enforceable by, each present and former employee, director or officer of SGE or its subsidiaries, each insured or indemnified person, and the heirs and legal representatives of each of such persons and, for such purpose, SGE hereby confirms that it is acting as agent and trustee on their behalf.

Article 6
TERM, TERMINATION, AMENDMENT AND WAIVER

6.1	Term

This Agreement shall be effective from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

6.2	Termination

(a)	Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Parties.

(b)	Termination By Either FG Québec or SGE. This Agreement may be terminated by any Party at any time prior to the Effective Time if after the date hereof, there shall be enacted or made any applicable Law (or any applicable Law shall have been amended) or there shall exist any injunction or court order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins SGE or FG Québec from consummating the Arrangement and such applicable Law, injunction or court order shall have become final and non-appealable.

(iii) the Required Vote is not obtained at the SGE Meeting (or any adjournment or postponement thereof).

(c)	Termination By FG Québec. This Agreement may be terminated by FG Québec at any time prior to the Effective Time if:

(i)	subject to Section 6.3, and provided that FG Québec is not then in material breach of its obligations under this Agreement:

(A)	any representation or warranty of SGE under this Agreement is materially untrue, or incorrect or shall have become untrue or incorrect, in either case such that the condition contained in Section 7.2(b) would be incapable of satisfaction; or

(B)	SGE is in material default of a covenant or obligation hereunder such that the condition contained in Section 7.2(a) would be incapable of satisfaction; or

(ii)	there is a SGE Material Adverse Effect.

(d)	Termination By SGE. This Agreement may be terminated by SGE at any time prior to the Effective Time if:

(i)	subject to Section 6.3, and provided that SGE is not then in material breach of its obligations under this Agreement:

(A)	any representation or warranty of FG Québec under this Agreement is materially untrue or incorrect, or shall have become untrue or incorrect, in either case such that the condition contained in Section 7.3(b) would be incapable of satisfaction; or

(B)	FG Québec is in material default of a covenant or obligation hereunder such that the condition contained in Section 7.3(a) would be incapable of satisfaction; or

(ii)	there is a Fundamental Global Material Adverse Effect.

6.3	Notice and Cure Provisions

(a)	Each of SGE and FG Québec shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Effective Time.

(b)	FG Québec shall not exercise its right to terminate this Agreement pursuant to Section 6.2(c)(i) and SGE may not exercise its right to terminate this Agreement pursuant to Section 6.2(d)(i) unless the Party seeking to terminate the Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may exercise such termination right, until the date that is twenty (20) business days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the SGE Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein). If such notice has been delivered prior to the filing of the relevant documents in accordance with the BCBCA pursuant to Section 2.7(b), such filing shall be postponed until two business days after the expiry of such period.

6.4	Effect of Termination

If this Agreement is terminated in accordance with Section 6.2, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations or liability hereunder except as provided in the last sentence of Section 5.5, Sections 8.1, 8.4, 8.8, 8.9, 8.12 and 8.14 and this Section 6.4 and as otherwise expressly contemplated hereby. For greater certainty, and notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 6.4 or otherwise in this Agreement shall relieve any Party from liability (including damages for loss of economic benefits (including lost synergies), as applicable) for any deliberate breach of any provision of this Agreement.

6.5	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the SGE Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c)	modify any of the conditions precedent referred to in Article 7 or any of the covenants herein contained or modify performance of any of the obligations of the parties.

6.6	Waiver

Either SGE or FG Québec may:

(a)	waive, in whole or in part, any inaccuracy of any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto,

(b)	extend the time for the performance of any of the obligations or acts of the other Party;

(c)	waive any of the covenants herein contained for its benefit or waive any of the obligations of the other Party; and

(d)	waive the fulfillment of any condition to its own obligations contained herein, only to the extent the fulfillment of such condition are intended for its benefit.

Article 7
CONDITIONS

7.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the satisfaction or waiver by SGE and FG Québec on or before the Effective Date of each of the following conditions, which are for the mutual benefit of each of SGE and FG Québec and which may only be waived, in whole or in part, by the mutual consent of each of SGE and FG Québec:

(a)	if required by any relevant Governmental Authority or by applicable Law, the Arrangement and this Agreement shall have been approved by the shareholders of Fundamental Global in accordance with such requirement or requirements;

(b)	the Interim Order shall have been obtained in form and substance satisfactory to each of SGE and FG Québec, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either SGE or FG Québec, each acting reasonably, on appeal or otherwise;

(c)	the Arrangement Resolution, in form and substance acceptable to SGE and FG Québec, each acting reasonably, shall have been approved at the SGE Meeting by not less than the Required Vote, in accordance with the Interim Order;

(d)	the Final Order shall have been obtained in form and substance satisfactory to each of SGE and FG Québec, each acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either SGE and FG Québec, each acting reasonably, on appeal or otherwise;

(e)	no applicable Law shall have been enacted or made (and no applicable Law shall have been amended) that makes consummation of the Arrangement illegal or that prohibits or otherwise restrains (whether temporarily or permanently) SGE and FG Québec from consummating the Arrangement or any of the other Arrangement;

(f)	all Regulatory Approvals shall have been obtained, received or concluded; and

(g)	this Agreement shall not have been terminated in accordance with its terms.

7.2	Additional Conditions Precedent to the Obligations of FG Québec

The obligation of FG Québec to complete the Arrangement shall be subject to the satisfaction or waiver by FG Québec, on or before the Effective Date, of each of the following conditions, which are for the exclusive benefit of FG Québec and which may only be waived, in whole or in part, by FG Québec:

(a)	all covenants of SGE under this Agreement to be performed on or before the Effective Date shall have been duly performed by SGE in all material respects, and SGE shall have provided FG Québec with a certificate, addressed to FG Québec and dated as of the Effective Date, signed on behalf of SGE by two of its senior executive officers certifying such performance as of the Effective Date;

(b)	the representations and warranties of SGE set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or SGE Material Adverse Effect qualifications contained in them, of the Effective Time with the same force and effect as if made on and as of the Effective Date (except (i) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (ii) as affected by the Arrangement), except where any failure or failures of any such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, result in a SGE Material Adverse Effect, and SGE shall have provided FG Québec with a certificate, addressed to FG Québec and dated as of the Effective Date, signed on behalf of SGE by two of its senior executive officers certifying such accuracy as of the Effective Date;

(c)	between the date hereof up to and including the Effective Date, there shall not have occurred any fact, development, circumstance, change, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, matters, actions, conditions, events or occurrences, has had, or would reasonably be expected to have a SGE Material Adverse Effect;

(d)	the aggregate number of Common Shares held, directly or indirectly, by SGE Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed five percent (5%) of the outstanding Common Shares;

(e)	all requisite third party and other consents, waivers, permits, exemptions, orders and approvals that FG Québec may reasonably consider to be necessary or desirable in connection with the consummation of the Arrangement shall have been obtained or received in form and substance satisfactory to FG Québec, acting reasonably, and reasonable evidence of such receipt shall have been delivered to FG Québec, except where the failure to obtain or receive any such consent, waiver, permit, exemption, order or approval would not reasonably be expected to result in a SGE Material Adverse Effect.

(f)	SGE shall have delivered a properly executed certification, dated as of the Closing Date, that meets the requirements of U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that Strong Technical Services, Inc., a Nebraska corporation, is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code).

7.3	Additional Conditions Precedent to the Obligations of SGE

The obligation of SGE to complete the Arrangement shall be subject to the satisfaction or waiver by SGE on or before the Effective Date of each of the following conditions, which are for the exclusive benefit of SGE and which may only be waived, in whole or in part, by SGE:

(a)	all covenants of FG Québec under this Agreement to be performed on or before the Effective Date shall have been duly performed by FG Québec in all material respects, and FG Québec shall have provided SGE with a certificate, addressed to SGE and dated as of the Effective Date, signed on behalf of FG Québec by two of its senior executive officers certifying such performance as of the Effective Date;

(b)	the representations and warranties of FG Québec set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Fundamental Global Material Adverse Effect qualifications contained in them, of the Effective Time with the same force and effect as if made on and as of the Effective Date (except (i) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (ii) as affected by the Arrangement), except where any failure or failures of any such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, result in a Fundamental Global Material Adverse Effect, and FG Québec shall have provided SGE with a certificate, addressed to SGE and dated as of the Effective Date, signed on behalf of FG Québec by two of its senior executive officers certifying such accuracy as of the Effective Date;

(c)	between the date hereof up to and including the Effective Date, there shall not have occurred any fact, development, circumstance, change, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, matters, actions, conditions, events or occurrences, has had, or would reasonably be expected to have a Fundamental Global Material Adverse Effect; and

(d)	FG Québec shall have complied with its obligations under Section 2.9.

7.4	Satisfaction of Conditions

The conditions precedent set out in Section 7.1, Section 7.2 and Section 7.3 shall be conclusively deemed to have been satisfied, waived or released on Closing.

Article 8
GENERAL PROVISIONS

8.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual in connection with the transactions contemplated herein (the “Transaction Personal Information”). Each Party shall not disclose Transaction Personal Information of the other Party to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. FG Québec completes the transactions contemplated by this Agreement, FG Québec shall not, following the Effective Date, without the consent of the individuals to whom Transaction Personal Information of SGE relates or as permitted or required by applicable Law, use or disclose such Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected by SGE prior to the Effective Date; and

(b)	which does not relate directly to the carrying on of SGE’s business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

Each Party shall protect and safeguard the Transaction Personal Information of the other Party against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section and to protect and safeguard Transaction Personal Information of the other Party in their possession. If this Agreement is terminated, each Party shall promptly deliver to the other Party all Transaction Personal Information of the other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

8.2	Public Notices

All public notices to third parties and all other publicity concerning the matters contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior written approval of the other Parties, such approval not to be unreasonably withheld, conditioned or delayed, except to the extent that the Party making such notice is required to do so by applicable Laws in circumstances where prior consultation with the other Parties is not practicable, provided concurrent notice to the other Parties is provided.

8.3	Notices to Parties

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by e-mail transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

(a)	if to FG Québec:

[Redacted]

with a copy to (which shall not constitute notice):

Holland & Hart LLP
555 17th Street
Denver, Colorado 80202

Attention: Amy Bowler
Email: ABowler@hollandhart.com

(b)	if to SGE:

[Redacted]

with a copy to (which shall not constitute notice):

Gowling WLG (Canada) LLP
550 Burrard Street, Suite 2300, Bentall 5
Vancouver, British Columbia
V6C 2B5

Attention: Cyndi Laval
E-Mail: Cyndi.Laval@gowlingwlg.com

8.4	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as a British Columbia contract.

8.5	Further Assurances

Each Party shall use commercially reasonable efforts do all such things and provide reasonable assurances as may be required to consummate the Arrangement, and each Party shall provide such further documents or instruments as reasonably required by any other Party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

8.6	Expenses

Except as otherwise specifically provided in this Agreement, each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement, and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other costs and expenses incurred.

8.7	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of such specific performance or any such injunctive or other equitable relief hereby being waived. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

8.8	Entire Agreement

This Agreement constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. There are no other covenants, agreements, representations, warranties, conditions, whether direct or collateral, express or implied, that form part of or affect this Agreement except as otherwise provided in this Agreement. The execution of this Agreement has not been induced by, nor do any of the Parties rely upon or regard as material, any representations, promises, agreements or statements not incorporated into this Agreement including any documents or information in any due diligence examinations and data reviews. This Agreement shall not be amended, added to or qualified except by written agreement signed by all of the Parties.

8.9	Assignment and Enurement

FG Québec may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, its wholly-owned subsidiary, provided that if such assignment and/or assumption takes place, FG Québec shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder and such subsidiary shall remain at all times up to and including the Effective Date a wholly-owned subsidiary of FG Québec. This Agreement shall not be otherwise assignable by any Party without the prior written consent of the other party hereto. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

8.10	No Liability

No director or officer of FG Québec shall have any personal liability whatsoever to SGE under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of FG Québec. No director or officer of SGE shall have any personal liability whatsoever to FG Québec under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of SGE. Except with respect to Section 5.6, this Agreement will not benefit or create any right or cause any action in or on behalf of any person other than the Parties hereto and no person other than the Parties hereto will be entitled to rely on the provisions hereof.

8.11	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.12	Waiver

Except as otherwise expressly set forth herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any other time.

8.13	No Third Party Beneficiaries

Except for (a) the rights of the SGE Shareholders to receive the consideration for their Common Shares following the Effective Time pursuant to the Arrangement, which rights are hereby acknowledged and agreed by FG Québec, (b) as provided in Section 5.5, and (c) with respect to Fundamental Global, who shall be a third-party beneficiary of this Agreement with rights to enforce the terms hereof, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement. FG Québec appoints SGE as the trustee and agent for the individuals specified in Section 5.6 with respect to the covenants and agreements in Section 5.6 and SGE accepts such appointment.

8.14	Rules of Construction

The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

8.15	Counterparts; Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature page to follow]

IN WITNESS WHEREOF SGE, Subco and FG Québec have caused this Agreement to be executed as of the date first written above.

FG HOLDINGS QUÉBEC INC.

By:	/s/ Mark D. Roberson
Authorized Signatory

STRONG GLOBAL ENTERTAINMENT, INC.

By:	/s/ Todd R. Major
Authorized Signatory

1483530 B.C. LTD.

By:	/s/ Mark D. Roberson
Authorized Signatory

Schedule “A”

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, the following words, terms and expressions (and all grammatical variations thereof) shall have the following meanings:

“Amalco” has the meaning ascribed thereto in subsection 3.1(d);

“Amalco Common Shares” means the common shares without par value in the authorized share structure of Amalco;

“Arrangement” means the arrangement involving SGE and FG Québec under the provisions of Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of SGE and Fundamental Global, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated May 30, 2024 between SGE and FG Québec, including all schedules and exhibits and all instruments supplementing, amending, modifying, restating or otherwise confirming the Arrangement Agreement, in each case in accordance with the terms thereof;

“Arrangement Consideration” means 1.5 of a Fundamental Global Share for each one (1) Common Share;

“Arrangement Resolution” means the special resolution of the SGE Shareholders to be considered and, if thought fit, passed by the SGE Shareholders at the SGE Meeting, to be in substantially the form and content of Schedule “B” to the Arrangement Agreement, with such changes as may be agreed to by SGE and Fundamental Global, each acting reasonably;

“BCBCA” means the Business Corporations Act (British Columbia), including all regulations made thereunder, as promulgated or amended from time to time;

“Business Day” means any day on which commercial banks are generally open for business in the City of Vancouver, British Columbia and the City of Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a statutory holiday in the City of Vancouver, British Columbia or the City of Montreal, Quebec;

“Common Shares” means the Class A Common Voting shares of SGE;

“Court” means the Supreme Court of British Columbia;

“CRA” means the Canada Revenue Agency;

“Depositary” means any trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates representing Common Shares for the Share Arrangement in connection with the Arrangement;

“Dissent Rights” means the rights of dissent exercisable by the SGE Shareholders in respect of the Arrangement described in Article 4 of this Plan of Arrangement;

“Dissenting Shareholder” means a SGE Shareholder who duly and validly exercises Dissent Rights in respect of the Arrangement in strict compliance with the Dissent Rights described in Article 4 of this Plan of Arrangement and who does not withdraw or be deemed to have withdrawn such exercise of Dissent Rights prior to the Effective Time;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in this Plan of Arrangement;

“Effective Time” means the beginning of the day (Vancouver time) on the Effective Date or such other time as FG Québec and SGE may agree upon in writing;

“FG Québec” means FG Holdings Québec ULC, an unlimited liability company continued under the BCBCA;

“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA, in a form acceptable to FG Québec and SGE, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both SGE and FG Québec, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both SGE and FG Québec, each acting reasonably) on appeal;

“Fundamental Global” means Fundamental Global Inc., a company governed by the laws of Nevada;

“Fundamental Global Shares” means the common stock in the capital of Fundamental Global;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign (including the NYSE America), (b) any subdivision, agent or authority of any of the foregoing or (c) any quasigovernmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“holder” means, when used with reference to the Common Shares, a registered holder of the Common Shares, as shown in the registers maintained by or on behalf of SGE in respect thereof;

“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2 of the Arrangement Agreement, in a form acceptable to SGE and FG Québec, each acting reasonably, providing for, among other things, the calling and holding of SGE Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of both SGE and FG Québec, each acting reasonably);

“Landmark Warrant” means the share purchase warrant granted by SGE to Landmark Studio Group LLC to purchase up to an aggregate of 150,000 Common Shares;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Letter of Transmittal” means, to the extent necessary, a letter of transmittal that may be sent to holders of Common Shares in connection with the Arrangement providing for the delivery of certificates representing Common Shares to the Depositary;

“Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing, but excluding (i) security interests, liens, charges or other encumbrances or imperfections in title arising in the ordinary course of business or by operation of Law, (ii) security interests, liens, charges or other encumbrances arising under sales contracts with title retention provisions or equipment leases with third parties entered into in the ordinary course of business and (iii) security interests, liens, charges or other encumbrances for taxes or charges from a Governmental Entity which are not due and payable or which thereafter may be paid without penalty;

“Parties” means, collectively, SGE and FG Québec, and “Party” means SGE or FG Québec;

“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this Plan of Arrangement and any amendments or variations hereto made in accordance with the provisions of the Arrangement Agreement, the applicable provisions of this Plan of Arrangement or at the direction of the Court in the Final Order with the consent of SGE and FG Québec, each acting reasonably;

“Registrar” means the person appointed as the Registrar of Companies under section 400 of the BCBCA;

“SGE” means Strong Global Entertainment, Inc., a company governed by the laws of the Province of British Columbia;

“SGE Convertible Securities” means, collectively, the SGE RSUs, SGE Options, Landmark Warrants and Think Equity Warrants;

“SGE Meeting” means the annual general and special meeting of the SGE Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving, the Arrangement Resolution;

“SGE Options” means options granted under the 2023 SGE Share Compensation Plan to purchase Common Shares;

“SGE RSUs” means the outstanding restricted share units of SGE issued pursuant to the 2023 Share Compensation Plan.

“SGE Shareholders” means the holders of the Common Shares;

“Subco” means 1483530 B.C. Ltd., a company incorporated under the laws of the Province of British Columbia;

“Subco Shares” means the common shares without par value in the authorized share structure of Subco;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder;

“Think Equity Warrants” means the share purchase warrants granted by SGE to Think Equity to purchase up to an aggregate of 170,500 Common Shares;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“2023 Share Compensation Plan” means the share compensation plan adopted by SGE which contemplated, among other things, the issuance of the SGE RSUs and SGE Options.

1.2	Definitions in Arrangement Agreement

All terms used in this Plan of Arrangement that are not defined in Section 1.1 or elsewhere herein and that are defined in the Arrangement Agreement shall have the respective meanings specified in the Arrangement Agreement.

1.3	Certain Rules of Interpretation

In this Plan of Arrangement:

(a)	Time. Time is of the essence in and of this Plan of Arrangement.

(b)	Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end.

(c)	Business days. Whenever any action to be taken or payment to be made pursuant to this Plan of Arrangement would otherwise be required to be made on a day that is not a business day, such action shall be taken or such payment shall be made on the first business day following such day.

(d)	Currency. Unless otherwise specified, all references to amounts of money in this Plan of Arrangement refer to the lawful currency of the United States.

(e)	Headings. The descriptive headings preceding Articles and Sections of this Plan of Arrangement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Plan of Arrangement into Articles and Sections and the insertion of a table of contents shall not affect the interpretation of this Plan of Arrangement.

(f)	Including. Where the word “including” or “includes” is used in this Plan of Arrangement, it means “including without limitation” or “includes without limitation”.

(g)	Plurals and Genders. The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Plan of Arrangement to such persons or circumstances as the context otherwise permits.

(h)	Statutory References. Any reference to a statute shall mean the statute in force as at the date of this Plan of Arrangement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

Article 2
BINDING EFFECT

2.1	Arrangement Agreement

The Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2	Binding Effect

This Plan of Arrangement shall become effective at the Effective Time and, at and after the Effective Time, shall be binding on:

(a)	SGE;

(b)	the SGE Shareholders (including all Dissenting Shareholders and FG Québec); and

(c)	Subco,

in each case without any further authorization, act or formality on the part of any person, except as expressly provided herein.

Article 3
THE ARRANGEMENT

3.1	Arrangement

Unless otherwise indicated, the following shall occur and shall be deemed to occur, commencing at the Effective Time, sequentially in the following order, and without any further authorization, act or formality on the part of any person except as expressly provided herein:

(a)	each Common Share held by a Dissenting Shareholder immediately prior to the Effective Time shall be and shall be deemed to be transferred (free and clear of any Liens) by the holder thereof to SGE, and:

(i)	SGE shall be obligated to pay (which shall be funded with funds of SGE not directly or indirectly provided by FG Québec) each such Dissenting Shareholder the amount determined in accordance with Section 4.1 for such Common Shares;

(ii)	each such Dissenting Shareholder shall cease to be the holder of such Common Shares and shall cease to have any rights as a holder of such Common Shares, other than the right to be paid the amount determined in accordance with Section 4.1 for such Common Shares;

(iii)	each such Dissenting Shareholder’s name shall be removed as the holder of such Common Shares from the register of Common Shares maintained by or on behalf of SGE;

(iv)	such Common Shares shall be cancelled in the register of Common Shares maintained by or on behalf of SGE; and

(v)	FG Québec shall be deemed to be the holder of such Common Shares (free and clear of any Liens) and shall be entered as the holder of such Common Shares in the register of Common Shares maintained by or on behalf of SGE;

(b)	each Common Share outstanding immediately prior to the Effective Time (excluding the Common Shares held by FG Québec and further excluding the Common Shares held by Dissenting Shareholders deemed to be transferred pursuant to subsection 3.1(a)) shall be and shall be deemed to be transferred (free and clear of all Liens) by the holders thereof to FG Québec and:

(i)	FG Québec, subject to Article 5, shall be obligated to issue and deliver to each such holder the Arrangement Consideration;

(ii)	each such holder shall cease to be the holder of such Common Shares and shall cease to have any rights as a holder of such Common Shares, other than the right, subject to Article 5, to receive (A) the Arrangement Consideration in exchange for such Common Shares in accordance with Section 3.1(b)(i), and (B) any dividends or other distributions payable in respect of the Fundamental Global Shares, in accordance with Section 5.2, and, in each case less any amounts required to be withheld, in accordance with Section 5.6;

(iii)	each such holder’s name shall be removed as the holder of such Common Shares from the register of Common Shares maintained by or on behalf of SGE; and

(iv)	FG Québec shall be deemed to be the holder of such Common Shares (free and clear of any Liens) and shall be entered as the holder of such Common Shares in the register of Common Shares maintained by or on behalf of SGE;

(c)	SGE will file an election with the CRA to cease to be a public corporation for the purposes of the Tax Act;

(d)	SGE and Subco shall amalgamate and continue as one corporate entity (“Amalco”) with the same effect as if they had amalgamated pursuant to section 282 of the BCBCA and if, and to the extent, for any reason, there are any holders of Common Shares other than FG Québec remaining after the prior steps, then all of the Common Shares held by such holders (other than FG Québec) shall be and shall be deemed to be exchanged on the amalgamation (free and clear of any Liens) by the holder thereof for the Arrangement Consideration;

(e)	from and after the Effective Date, at the time of the step contemplated in subsection 3.1(d), the following provisions shall apply to Amalco:

(i)	the authorized share structure of Amalco shall consist of an unlimited number of Amalco Common Shares;

(ii)	all of the property, rights and interests of Subco and SGE (except any amounts receivable by Subco from SGE or receivable by SGE from Subco) shall become property, rights and interests of Amalco and Amalco will own and hold all such property, rights and interests;

(iii)	Amalco will continue to be liable for all of the liabilities and obligations of SGE and Subco (except any amounts payable by SGE to Subco or by Subco to SGE);

(iv)	any existing cause of action, claim or liability to prosecution will be unaffected;

(v)	any legal proceeding being prosecuted or pending by or against either Subco or SGE may be prosecuted, or its prosecution may be continued, as the case may be, by or against Amalco;

(vi)	a conviction against, or a ruling, order or judgment in favour of or against either SGE or Subco may be enforced by or against Amalco;

(vii)	the name of Amalco shall be “Strong Global Entertainment, Inc.”;

(viii)	the first directors of Amalco shall be Mark Roberson and Todd Major;

(ix)	the notice of articles of Amalco shall be in the form attached as Schedule A to this Plan of Arrangement; and the articles of Amalco shall be in the form attached as Schedule B to this Plan of Arrangement; and

(f)	upon the amalgamation referred to in subsection 3.1(d) above each Common Share and each Subco Share held by FG Québec shall be exchanged for one Amalco Common Share.

The exchanges, payments and cancellations contemplated by this Section 3.1 shall be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Time or after the Effective Date.

3.2	SGE Convertible Securities

For greater certainty, the exchange of Common Shares for the Arrangement Consideration pursuant to the Arrangement is a change of Common Shares into Fundamental Global Shares for purposes of the 2023 Share Compensation Plan, and pursuant to section 6.3 of the 2023 Share Compensation Plan and agreements governing the SGE Options and SGE RSUs and the terms of the certificates representing the Landmark Warrants and Think Equity Warrants, upon completion of the Arrangement, holders of the SGE Convertible Securities will be entitled to receive, upon exercise or vesting, as the case may be, of an SGE Convertible Security, for the same aggregate consideration, the Arrangement Consideration in lieu of each Common Share such holder otherwise would have been entitled to receive, subject to any restrictions, limitations or subsequent adjustments that apply after the Effective Time pursuant to the 2023 Share Compensation Plan, such option agreements or such certificates representing the Landmark Warrants and Think Equity Warrants, and provided that the value of any SGE Convertible Security immediately after such change shall not exceed the value of such SGE Convertible Security prior thereto.

Article 4
RIGHTS OF DISSENT

4.1	Rights of Dissent

(a)	Pursuant to the Interim Order, each registered SGE Shareholder may exercise rights of dissent (“Dissent Rights”) under Division 2 of Part 8 of the BCBCA, as modified by this Article 4, the Interim Order or the Final Order, with respect to Common Shares in connection with the Arrangement, provided that the Notice of Dissent contemplated by section 242 of the BCBCA must be received by SGE, c/o Gowling WLG (Canada) LLP, 550 Burrard Street, Suite 2300, Bentall 5 Vancouver, British Columbia V6C 2B5 Attention: Cyndi Laval, by 4:00 p.m. (Vancouver time) on the date that is two Business Days prior to the date of the SGE Meeting or any date to which the SGE Meeting may be postponed or adjourned and provided further that holders who duly exercise such Dissent Rights and who:

(i)	are ultimately entitled to be paid fair value for their Common Shares in respect of which they have exercised Dissent Rights, which fair value shall be the fair value of such Common Shares immediately before the approval of the Arrangement Resolution, shall be paid an amount equal to such fair value by SGE (which shall be funded with funds of SGE not directly or indirectly provided by FG Québec), which fair value shall be determined in accordance with the procedures applicable to the payout value set out in sections 244 and 245 of the BCBCA; and

(ii)	are ultimately not entitled, for any reason, to be paid fair value for their Common Shares in respect of which they have exercised Dissent Rights, shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a SGE Shareholder who has not exercised Dissent Rights and shall be entitled to receive only the Arrangement Consideration contemplated in subsection 3.1(b) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

(b)	In no case shall FG Québec, SGE or any other person be required to recognize holders of Common Shares who exercise Dissent Rights as holders of Common Shares after the time that is immediately prior to the Effective Time, and the names of the Dissenting Shareholders shall be deleted from the central securities register of SGE as holders of Common Shares at the Effective Time.

(c)	In addition to any other restrictions under section 238 of the BCBCA, no holders of Common Shares who vote or have instructed a proxyholder to vote such Common Shares in favour of the Arrangement Resolution shall be entitled to exercise Dissent Rights.

Article 5
CERTIFICATES and fractional shares

5.1	Exchange of Certificates for Fundamental Global Shares

(a)	At and after the Effective Time and until surrendered for cancellation as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented one or more outstanding Common Shares (other than Common Shares held by Dissenting Shareholders), shall be deemed at all times to represent only the right, subject to this Article 5, to receive (i) a certificate representing the Fundamental Global Shares issuable, in accordance with subsection 3.1(b), and (ii) any dividends or other distributions payable in respect of such Fundamental Global Shares, in accordance with Section 5.2, in each case less any amounts required to be withheld, in accordance with Section 5.6, and any certificate so surrendered shall forthwith be cancelled.

(b)	Prior to the Effective Time, FG Québec shall deposit or cause to be deposited with the Depositary, for the benefit of the persons that were holders of Common Shares immediately prior to the Effective Time (other than Dissenting Shareholders), a certificate or certificates representing that whole number of Fundamental Global Shares issuable in exchange for such Common Shares in accordance with subsection 3.1(b).

(c)	Upon (i) surrender to the Depositary for cancellation of a certificate that immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged for Fundamental Global Shares in accordance with subsection 3.1(b), together with a duly completed Letter of Transmittal, such other documents and instruments as would have been required to effect the transfer of the Common Shares formerly represented by such certificate under the terms of such certificate, the BCBCA or the articles of SGE, and such other documents and instruments as the Depositary or FG Québec may reasonably require, or (ii) as may be effected by the Depositary electronically by book entry, the person that was the holder of such Common Shares shall be entitled to receive, and as promptly as practicable after the Effective Time the Depositary shall deliver to such holder, or register by book entry, the certificate or book entry order representing the Fundamental Global Shares issuable in exchange for such Common Shares, in accordance with subsection 3.1(b), less any amount withheld pursuant to Section 5.6.

(d)	In the event of a transfer of ownership of Common Shares prior to the Effective Time that was not registered in the register of Common Shares maintained by or on behalf of SGE, the certificate or certificates representing the number of Fundamental Global Shares issuable in exchange for such Common Shares in accordance with subsection 3.1(b) may be registered in the name of and issued to the transferee if the certificate representing such Common Shares is presented to the Depositary together with all documents and instruments required to be delivered pursuant to subsection 5.1(c) and all documents and instruments required to evidence and effect such transfer.

5.2	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Fundamental Global Shares with a record date after the Effective Date shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented outstanding Common Shares, unless and until the holder of such certificate shall have complied with the provisions of Section 5.1. Subject to applicable Law, and to the provisions of Section 5.5, at the time such holder shall have complied with the provisions of Section 5.1 (or, in the case of clause (b) below, at the appropriate payment date), there shall be paid to such person, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to the Fundamental Global Shares to which such person is entitled pursuant hereto, and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to the date of compliance by such person with the provisions of Section 5.1 and a payment date subsequent to the date of such compliance and payable with respect to such Fundamental Global Shares.

5.3	No Fractional Shares

In no event shall any holder of Common Shares be entitled to a fractional Fundamental Global Share. Where the aggregate number of Fundamental Global Shares to be issued to an SGE Shareholder as consideration under or as a result of this Arrangement would result in a fraction of a Fundamental Global Share being issuable, the number of Fundamental Global Shares to be received by such SGE Shareholder shall be rounded down to the nearest whole Fundamental Global Share and no SGE Shareholder will be entitled to any compensation in respect of a fractional Fundamental Global Share.

5.4	Lost Certificates

In the event any certificate that immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged pursuant to subsection 3.1(b) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and upon such person otherwise complying with the provisions of Section 5.1, such person shall be entitled to receive, in accordance with the provisions of this Article 5, any certificates representing Fundamental Global Shares to which such person is entitled pursuant to Section 5.1, any dividends or other distributions to which such person is entitled pursuant to Section 5.2, in each case less any amount withheld pursuant to Section 5.6; provided that, as a condition precedent to any such issuance and payment, such person shall have provided a bond satisfactory to FG Québec and the Depositary in such amount as FG Québec or the Depositary may direct, or otherwise indemnify SGE and FG Québec in a manner satisfactory to FG Québec against any claim that may be made against SGE or FG Québec with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5	Extinction of Rights

Any certificate that immediately prior to the Effective Time represented outstanding Common Shares that were exchanged pursuant to subsection 3.1(b) that is not deposited in the manner required by Section 5.1 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature, including as a securityholder of Fundamental Global. On such date, the Fundamental Global Shares to which the holder of such certificate would otherwise have been entitled shall be deemed to have been surrendered for no consideration to FG Québec or its successor. None of SGE, FG Québec, or any of their respective successors (including Amalco), or the Depositary will be liable to any person in respect of any Arrangement Consideration (including any consideration previously held by the Depositary in trust for any such former holder) which is forfeited to SGE, FG Québec, or any of their respective successors (including Amalco) or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

5.6	Withholding Rights

SGE, Subco, Amalco, FG Québec, Fundamental Global, and the Depositary will be entitled to deduct or withhold from any consideration, dividend, or other distribution otherwise payable to any SGE Shareholder, former SGE Shareholder, or holder of Fundamental Global Shares, to the extent applicable, under this Plan of Arrangement (including any payment to Dissenting SGE Shareholders) such amounts as SGE, Subco, Amalco, FG Québec, Fundamental Global, or the Depositary determines, acting reasonably, are required or permitted to be deducted or withheld with respect to such payment under Canadian or United States tax Laws or any other applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the person in respect of which such deduction or withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity. To the extent necessary, such deductions or withholdings may be effected by selling any Fundamental Global Shares to which any such person may otherwise be entitled under the Plan of Arrangement, and any amount remaining following the sale, deduction, or remittance shall be paid to the person entitled thereto as soon as reasonably practicable.

5.7	Interest

Under no circumstances shall interest accrue or be paid by Fundamental Global or the Depositary to persons depositing certificates pursuant to Section 5.1, regardless of any delay in making any payment contemplated by this Article 5 in respect of such Fundamental Global Shares.

5.8	U.S. Securities Law Compliance

Notwithstanding any provision herein to the contrary, SGE and FG Québec agree that the Arrangement will be carried out with the intention that all Arrangement Consideration issued on completion of the Plan of Arrangement to the SGE Shareholders will be registered with the U.S. Securities and Exchange Commission or issued in reliance on an exemption from the registration requirements of the U.S. Securities Act.

Article 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	SGE and FG Québec may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) agreed to in writing by SGE and FG Québec, (iii) filed with the Court and, if made following the SGE Meeting, approved by the Court and (iv) communicated to the SGE Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by SGE at any time prior to the SGE Meeting (provided that FG Québec shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and approved at the SGE Meeting in the manner required by the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the SGE Meeting shall be effective only if (i) it is consented to by each of FG Québec and SGE, and (ii) if required by the Court, it is approved by the SGE Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by FG Québec, provided that it concerns a matter that in the opinion of FG Québec, acting reasonably, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any person that, immediately prior to the Effective Time, was a holder of Common Shares.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Article 7
FURTHER ASSURANCES and adjustments

7.1	Further Assurances

Notwithstanding that the transactions contemplated in this Plan of Arrangement shall occur and be deemed to occur in the order set out in Section 3.1 and shall become effective without any further act or formality, each of SGE and FG Québec shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

7.2	Encumbrances

Any exchange or transfer of securities pursuant to the Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

7.3	Paramountcy

From and after the Effective Time: (a) the Plan of Arrangement shall take precedence and priority over any and all Fundamental Global Shares issued prior to the Effective Time, (b) the rights and obligations of the SGE Shareholders, SGE, FG Québec, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in the Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Fundamental Global Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement.

Schedule “B”

Arrangement Resolution

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Schedule “C”

Regulatory Approvals

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